                                                                    Exhibit 10.1


                                MERGER AGREEMENT

            THIS MERGER AGREEMENT, dated as of March 12, 2002 (this "Agreement"), is by and among Ascential Software Corporation, a Delaware corporation (the "Buyer"), Venus Acquisition Corporation, a Massachusetts corporation and a wholly owned Subsidiary of the Buyer ("Acquisition Sub") and Vality Technology Incorporated, a Massachusetts corporation (the "Company").

            WHEREAS, simultaneously and as a condition to the willingness of the Buyer to enter into this Agreement, the Buyer, the Company and certain stockholders of the Company signatories thereto (each a "Party to the Voting Agreement" and collectively the "Parties to the Voting Agreement") are entering into a Voting Agreement dated as of the date hereof (the "Voting Agreement") attached hereto as Exhibit A.

            WHEREAS, each Party to the Voting Agreement owns the number of issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), and Series A preferred stock, par value $.01 per share (the "Series A Stock"), of the Company and options ("Company Stock Options") to acquire the number of shares of Common Stock (collectively, the "Shares") set forth next to its name on Exhibit A to the Voting Agreement (the Shares held by the Parties to the Voting Agreement, in the aggregate, being referred to herein as the "Aggregate Shares");

            WHEREAS, the Parties to the Voting Agreement collectively own, and the Aggregate Shares represent, more than 67% of the aggregate of each of (A) the number of shares of capital stock of the Company issued and outstanding as of the Closing Date, (B) the number of shares of Common Stock subject to Company Stock Options vested, exercisable and outstanding as of the date hereof and vested and exercisable within twenty-one days of the date hereof and (C) the number of shares of Common Stock exercisable as a result of the transactions contemplated hereby under those certain Company Stock Options listed on Schedule 1.0(a) hereto (the "Executive Stock Options"); and

            WHEREAS, the parties wish to effect the acquisition of a fully diluted 100% interest in the Company by the Buyer through the transactions and on the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein, in the other Buyer Transaction Documents and in the other Company Transaction Documents, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

            SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

            "Affiliate" means, with respect to any specified Person, any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

            "Agreement" means this Agreement, including the Disclosure Schedule, all exhibits and schedules hereto, and all amendments hereto made in accordance with Section 10.03.

            "Capital Leases" means all leases of the Company of property (real or personal) classified as capital leases under GAAP. The Company represents and warrants that all such Capital Leases of the Company are listed on Schedule 1.01(a) hereto.

            "Cash" means the lawful currency of United States of America in the form of (i) demand deposits held in Federally insured accounts at commercial banks or (ii) money market funds held in accounts at other financial institutions, in each case whose assets exceed $10 billion.

            "Code" means the United States Internal Revenue Code of 1986, as amended.

            "Company Material Adverse Effect" means a material adverse effect on the assets, liabilities, business, prospects, results of operations and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

             "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" shall have a correlative meaning.

            "Converted Preferred Shares" means the shares of Common Stock into which the Series A Stock shall convert.

            "Disclosure Schedule" means the Disclosure Schedule delivered by the Company to the Buyer on the date hereof, the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer.

            "Environmental Law" means any Law relating to protection of human health and safety or the environment, including any Law pertaining to treatment, storage or disposal of any Hazardous Materials, prevention of pollution or contamination of the environment or response to releases or threatened releases of Hazardous Materials.

            "Employees" shall mean all employees of the Company or any Affiliate as of the close of business on the day immediately preceding the Closing Date (including those on disability (whether long-term or short-term), lay-off or leave of absence, whether paid or unpaid) and former employees and retired employees of the Company or any Affiliate and the term "Employee" shall mean any of the Employees.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "GAAP" means U.S. generally accepted accounting principles, consistently applied.

            "Governmental Authority" means any federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial body.

            "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

             "Hazardous Material" means any material, substance or waste defined or listed as a "hazardous material," "hazardous substance," "hazardous waste," "toxic substance," "toxic pollutant" or other term of similar import under any applicable Environmental Law.

            "IRS" means the United States Internal Revenue Service.

            "Key Employees" means the individuals named on Schedule 1.01(b) hereto.

            "Knowledge of the Company" or "the Company's knowledge" means the actual knowledge of the officers and directors of the Company and the Key Employees and such knowledge as such officers, directors and Key Employees should reasonably be expected to have in the conduct of his or her duties.

            "Law" means any federal, state, provincial, local or foreign statute, law, ordinance, regulation, rule, code, order, or other requirement or rule of law.

            "Leased Real Property" means the real property leased by the Company and used or held for use by the Company primarily in the operation or conduct of the business of the Company, which real property is identified in Section 3.12(b)(i) of the Disclosure Schedule.

            "Lien" means any mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease or charge of any kind.

            "Marketable Securities" means notes, bonds or other obligations that are backed by the full faith and credit of the United States of America.

            "Net Cash" means, for any particular date or period, (i) the sum of the Company's Cash and Marketable Securities less (ii) the sum of Total Debt (including Capital Leases), the amounts set forth in Section 9.01(a) of the Disclosure Schedule, amounts paid to the Company pursuant to the exercise of Company Stock Options and/or Executive Stock Options outstanding as of the date hereof and exercised between the date hereof and the Effective Time and any expenses payable by the Company pursuant to
      Section 5.05 that are unpaid as of the Closing Date.

             "Permitted Liens" means the following: (a) statutory Liens for Taxes not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due; and (c) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security.

            "Person" means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

            "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which)
      (i) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person or (ii) the interest in such partnership is as a general partner at the time directly owned by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

            "Tax" (or "Taxes" where the context requires) means all federal, state, county, local, foreign and other taxes (including income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto.

            "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates, and information returns) required to be supplied to a Governmental Authority relating to Taxes.

            "Third Party" means any Person other than the Company or an Affiliate of the Company.

            "Total Debt" means the total amount of all debts due by the Company to any party as of the Closing Date, excluding the normal, ordinary course working capital payables and accrued expenses and the amounts set forth in
      Section 9.01(a) of the Disclosure Schedule. The Company represents and warrants that (i) all debts due by the Company to any party as of the date hereof are listed on Schedule 1.01(c)(i) hereto and (ii) all normal, ordinary course working capital payables and accrued expenses are listed on Schedule 1.01(c)(ii) hereto.

            SECTION 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:


             Term                                      Section
             ----                                      -------
             2000 Financial Statements                 3.07
             AAA                                       10.09
             Acquisition Proposal                      5.08(f)
             Acquisition Sub                           Preamble
             Affiliated Persons                        5.08(a)
             Aggregate Shares                          Preamble
             Agreement                                 Preamble
             Alternative Agreement                     7.03(b)
             Articles of Merger                        2.04
             Audited Financial Statements              3.07
             Buyer                                     Preamble
             Buyer Indemnified Persons                 8.02(a)
             Buyer Transaction Documents               4.01(b)
             Buyer's 401(k) Plan                       5.11(a)
             Buyer's Calculation                       2.15(d)
             Cash Payment                              2.09(e)
             Closing                                   2.02
             Closing Date                              2.02
             Certificate                               2.09(a)
             Common Merger Consideration               2.09(a)
             Common Stock                              Preamble
             Company                                   Preamble

             Term                                      Section
             ----                                      -------
             Company 401(k) Plan                       3.18(h)
             Company Employee Plan                     3.18(a)(iv)
             Company Indemnified Liabilities           5.09(a)
             Company Indemnified Parties               5.09(a)
             Company Intellectual Property             3.25(a)
             Company Licensed Intellectual Property    3.25(c)
             Company Stock Options                     Preamble
             Company Stock Plans                       3.03(b)
             Company Transaction Documents             3.02
             Continuing Employee                       5.11(a)
             Conversion Agreement                      3.03(d)
             December 2000 Balance Sheet               3.07
             December 2001 Balance Sheet               3.07
             Deductible Amount                         8.03(c)
             Definitive Calculation                    2.15(e)
             Definitive Net Cash Statement             2.15(e)
             Dissenters' Rights Losses                 8.02(a)
             Dissenting Shares                         2.11
             Distributors, Customers or Suppliers      3.16
             DOL                                       3.18(a)(i)
             Early Escrow Release Date                 2.09(e)
             Effective Time                            2.04
             Employee Agreement                        3.18(a)(ii)
             Escrow Account                            2.09(e)
             Escrow Agent                              2.09(e)
             Escrow Agreement                          2.09(e)
             Escrow Amount                             2.09(e)
             Escrow Release Date                       2.09(e)
             Estimated Calculation                     2.15(b)
             Estimated Purchase Price Adjustment       2.15(c)
             Executive Stock Options                   Preamble
             Foreign Benefit Plan                      3.18(i)
             Indemnified Party                         8.07(a)
             Indemnifying Party                        8.07(a)
             Independent Accountant                    2.15(e)
             Independent Determination                 2.15(e)
             Letter of Transmittal                     2.09(e)
             Losses                                    8.02(a)
             MBCL                                      2.01
             Meeting                                   5.11
             Merger                                    2.01
             Net Cash Estimate                         2.15(b)

             Term                                      Section
             ----                                      -------
             Net Cash Statement                        2.15(d)
             Neutral Arbitrator                        10.09
             Objection Notice                          2.15(e)
             Option Agreements                         2.09(e)
             Option Consideration                      2.09(d)
             Option Value                              2.09(d)
             Ownership LT Representation               8.01(a)
             Pension Plan                              3.18(a)(iii)
             Permits                                   3.11(a)
             Pre-Closing Period                        9.01(a)
             Pre-Closing Straddle Period               9.01(a)
             Pre-Closing Tax Returns                   9.02(a)
             Purchase Price                            2.09(a)
             Purchase Price Adjustment                 2.15(a)
             Representative Expenses                   8.09(f)
             Rules                                     10.09
             Series A Stock                            Preamble
             Settlement Accountants                    9.06
             Shares                                    Preamble
             Software Programs                         3.25(a)
             Special Indemnity                         8.02(a)(vii)
             Stock Documents                           2.09(e)
             Stockholder                               2.09(e)
             Stockholder Indemnified Persons           8.05(a)
             Stockholder Representative                8.09(a)
             Stockholders                              Preamble
             Straddle Period                           9.01(a)
             Surviving Corporation                     2.01
             Tax Claim                                 9.04
             Tax Dispute Resolution Mechanism          9.06
             Technical Documentation                   3.25(a)
             Terminated Options                        2.09(d)
             Termination Date                          8.01(a)
             Third Party Claim                         8.07(b)
             Trademarks                                3.25(a)
             Trade Secrets                             3.25(a)
             Voting Agreement                          Preamble



            SECTION 1.03. Terms Generally. Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement generally and not to any particular provision of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, and the word "or" shall not be exclusive.

                                   ARTICLE II

                                PURCHASE AND SALE

            SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Massachusetts Business Corporation Law (the "MBCL"), Acquisition Sub shall be merged with and into the Company (the "Merger") at the Effective Time. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") as a wholly owned subsidiary of the Buyer and the separate existence of Acquisition Sub will cease.

            SECTION 2.02. Closing. The closing (the "Closing") will be held at 9:00 a.m., local time, on a date to be specified by the Buyer and the Seller (the "Closing Date"), currently anticipated to be April 3, 2002, which shall be no later than the fourth business day after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts.

            SECTION 2.03. Simultaneous Deliveries and Actions. All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant parties have agreed to waive such delivery or action.

            SECTION 2.04. Effective Time. On or before the Closing Date, the parties shall cause articles of merger (the "Articles of Merger") to be filed with the Secretary of the Commonwealth of Massachusetts in such form as required by, and executed as provided in, the relevant provisions of the MBCL and shall make all other filings or recordings required by law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of the Commonwealth of Massachusetts, or at such other later time as the parties shall agree and specify in the Articles of Merger (the "Effective Time").

            SECTION 2.05. Effects of the Merger. The Merger shall have the effects set forth in the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            SECTION 2.06. Articles of Organization and By-laws. At the Effective Time, the Articles of Organization of the Surviving Corporation, as amended pursuant to the Merger, shall read in their entirety as set forth in Exhibit B attached hereto, and thereafter may be amended in accordance with its terms and as provided by law. At the Effective Time, the By-laws of Acquisition Sub as in effect immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by applicable law.

            SECTION 2.07. Directors. At the Effective Time, the directors of the Acquisition Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation and shall serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

            SECTION 2.08. Officers. At the Effective Time, the officers of Acquisition Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation and shall serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

            SECTION 2.09. Conversion and Cancellation of Shares and Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, Acquisition Sub, the Company or any holder of any securities of the Buyer, Acquisition Sub or the Company:

            (a) Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (including the Converted Preferred Shares), other than shares to be cancelled in accordance with Section 2.09(c) and the Dissenting Shares, shall be converted automatically into the right to receive at the Closing the Common Merger Consideration, less applicable withholding Taxes, payable without interest to the holder of such share upon surrender of a certificate (a "Certificate") that formerly evidenced such share. For the purposes of this Agreement, "Common Merger Consideration" shall mean an amount in cash equal to (i) $100,000,000 (the "Purchase Price"), divided by (ii) the sum of (A) the number of shares of Common Stock issued and outstanding as of the Closing Date (including the Converted Preferred Shares), (B) the number of shares of Common Stock subject to Company Stock Options vested, exercisable and outstanding as of the date twenty-one (21) days after the date hereof and (C) the number of shares of Common Stock exercisable under the Executive Stock Options as a result of the transactions contemplated hereby. At the Effective Time, all shares of Common Stock with respect to which the Common Merger Consideration is payable pursuant to this Section 2.09(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration, less applicable withholding Taxes.

            (b) Common Stock of Acquisition Sub. Each share of common stock, par value $.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

            (c) Cancellation of Treasury Stock and the Buyer Owned Stock. Each share of Common Stock that is owned by the Buyer, Acquisition Sub, the Company or any Subsidiary of the Company shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered with respect thereto or in exchange therefor.

            (d) Common Stock Options. Each Company Stock Option that is outstanding, vested and exercisable immediately prior to the Effective Time and each Executive Stock Option shall be automatically converted, effective as of the Effective Time, into the right to receive an amount in cash (the "Option Consideration") equal to the product of (A) the number of shares of Common Stock for which such Company Stock Option or Executive Stock Option is then exercisable (including any acceleration of exercisability as a result of the transactions contemplated by this Agreement), multiplied by (B) the amount, if any (the "Option Value"), by which the Common Merger Consideration exceeds the per share exercise price of such Company Stock Option or Executive Stock Option, as the case may be, less applicable withholding Taxes; provided that in the event that the Common Merger Consideration does not exceed the per share exercise price of such Company Stock Option or Executive Stock Option, as the case may be, the Option Value with respect to such Company Stock Option or Executive Stock Option shall be zero. At the Effective Time, all such outstanding vested and exercisable Company Stock Options and all Executive Stock Options shall be deemed exercised and be of no further force and effect and each holder of any such Company Stock Option or Executive Stock Option shall cease to have any rights thereunder, except the right to receive the Option Consideration, less applicable withholding Taxes. Each Company Stock Option (or portion thereof), which is outstanding but will not be vested and exercisable on the date that is twenty-one days after the date hereof is listed on Schedule 2.09(d) hereto (such Company Stock Options and Executive Stock Options (or portion thereof) that will not be vested and exercisable on the date that is twenty-one days after the date hereof shall be referred to as the "Terminated Options"). As of the Effective Time, each Terminated Option shall automatically be terminated without consideration in accordance with its terms. Prior to the date hereof, the Company shall have taken all necessary and appropriate action to effectuate the provisions of this Section 2.09(d) (other than the sending of a notice to the holders of the Terminated Options informing them that such options will be cancelled effective as of the Closing, which notice shall be sent by the Company within 10 days of the date hereof).

            (e) Escrow. The Buyer shall deposit with the State Street Bank and Trust Company, a Massachusetts trust company (the "Escrow Agent") an amount in cash equal to 15.75% of the aggregate cash consideration payable by the Buyer to the holders of record (as of the Effective Time) of Common Stock (including the Converted Preferred Shares), Company Stock Options and Executive Stock Options (collectively, the "Stockholders") pursuant to this Section 2.09. All amounts deposited with the Escrow Agent pursuant to the preceding sentence (in the aggregate, together with any interest, investment income or other proceeds applicable thereto, the "Escrow Amount") shall be held by the Escrow Agent (as held by the Escrow Agent, the "Escrow Account") subject to the terms and conditions of the Escrow Agreement, in substantially the form attached hereto as Exhibit C, dated as of the date hereof (the "Escrow Agreement"), by and among the Buyer, the Company, the Stockholder Representative and the Escrow Agent, until the first anniversary of the Closing (the "Early Escrow Release Date"), at which time one-half of the Escrow Account may be released by the Escrow Agent, subject to any portion of the Escrow Account being paid to the Buyer to satisfy claims for indemnification pursuant to Sections 8.02 and 9.01, with the remaining one-half of the Escrow Account being held by the Escrow Agent, subject to the terms and conditions of the Escrow Agreement, until the second anniversary of the Closing (the "Escrow Release Date"), subject to any remaining portion of the Escrow Account being paid to the Buyer to satisfy claims for indemnification pursuant to Sections 8.02 and 9.01. Notwithstanding anything to the contrary contained herein, at the Closing, the Buyer shall only be committed to pay an amount in cash (the "Cash Payment") equal to 84.25% of the consideration to which each Stockholder is entitled pursuant to Section 2.09 hereof, minus any required Tax deductions or withholdings, upon satisfactory completion and return of a Letter of Transmittal in the form attached hereto as Exhibit D (the "Letter of Transmittal") and surrender of such Certificates and/or option agreements evidencing Company Stock Options (including any documents providing for the TARSAP options listed on Schedule 2.09(e) hereto, the "Option Agreements"), as applicable (the "Stock Documents"), in accordance with Section 2.10.

            (f) All amounts payable to the Stockholders pursuant to this Section
2.09 are subject to forfeiture or return to the Buyer, under certain circumstances, pursuant to the indemnification obligations of the Stockholders under Articles VIII and IX hereof.

            SECTION 2.10. Exchange of Certificates and Agreements.

            (a) As soon as reasonably practicable after the Effective Time, but in no event later than five (5) days thereafter, the Buyer shall mail or cause to be mailed to each Stockholder (i) the Letter of Transmittal and (ii) instructions for use of the Letter of Transmittal in effecting the surrender of the Stockholder's Stock Documents in exchange for the consideration to which such Stockholder is entitled under Section 2.09.

            (b) Upon proper surrender of such Stockholder's Stock Documents for cancellation to the Buyer or to such other agent or agents as may be appointed by the Buyer, together with a duly executed Letter of Transmittal and such other documents as may reasonably be required by the Buyer, each Stockholder shall be entitled to receive, and the Buyer shall make within ten (10) days thereafter,
(i) the Cash Payment, to which such Stockholder is entitled pursuant to Section
2.09 hereof, minus any required Tax deductions or withholdings and (ii) such Stockholder's respective percentage interest in the Escrow Account as set forth on Schedule 8.03(b) hereto, subject to the terms and conditions hereof and of the Escrow Agreement. In each case, such Stock Documents so surrendered shall forthwith be cancelled. The Buyer shall accept such Stock Documents upon compliance with such reasonable terms and conditions as the Buyer may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate evidencing such Common Stock so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Buyer that such Tax has been paid or is not applicable.

            (c) Prior to the receipt by the Stockholders of the Common Merger Consideration, the Buyer shall have received a statement and a notice from the Company in response to the Buyer's request that the Shares are not "U.S. real property interests" in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, forms of which are attached hereto as Exhibits E, F and G, respectively. Notwithstanding anything to the contrary in this Agreement, if the Buyer does not receive the statement and notice described above, the Buyer and/or the Surviving Corporation shall be entitled to withhold from any amounts payable pursuant to this Agreement any and all amounts required to be withheld pursuant to Section 1445 of the Code and applicable Treasury Regulations.

            (d) Until surrendered pursuant to Section 2.10, each Certificate or Option Agreement shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration to which the holder thereof is entitled under Section 2.09. The Cash Payment and any amount delivered to a Stockholder after the Early Escrow Release Date or the Escrow Release Date shall be rounded up or down to the nearest whole cent.

            (e) All consideration paid to a Stockholder upon the surrender of such Stockholder's Stock Documents in accordance with the terms of this Article II shall be in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Stock Documents.

            (f) Any Stockholders who have not surrendered their Stock Documents shall thereafter look only to the Surviving Corporation and/or the Buyer (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the consideration to which such Stockholders are entitled under Section 2.09, minus any required Tax deductions or withholdings, payable upon due surrender of their Stock Documents without any interest thereon.

            (g) None of the Buyer, the Company or the Surviving Corporation shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            SECTION 2.11. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock and Series A Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a Stockholder who has properly perfected his rights of appraisal in accordance with the provisions of Sections 86 through 98 of the MBCL (the "Dissenting Shares") shall not be converted into the right to receive the consideration to which such shares are entitled under Section 2.09 unless and until the Stockholder shall have failed to perfect or shall have effectively withdrawn or lost his rights to appraisal under the MBCL. The holder of such Dissenting Shares shall be entitled only to such rights as are granted by Sections 86 through 98 of the MBCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Sections 86 through 98 of the MBCL shall receive payment therefor from the Surviving Corporation in accordance with the MBCL; provided, however, that if any such holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each such share shall be converted into the right to receive the consideration to which such shares are entitled under Section 2.09, without interest thereon, from the Surviving Corporation as provided in this Article II.

            SECTION 2.12. Withholding. The Buyer and/or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder such amounts as the Buyer or Surviving Corporation is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. For Tax purposes, holders of Company Stock Options shall be deemed on the Closing Date to receive the Option Consideration. To the extent that amounts are so withheld by the Buyer or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which such deduction and withholding was made by the Buyer or the Surviving Corporation, as the case may be.

            SECTION 2.13. Lost, Stolen or Destroyed Stock Documents. In the event any Stock Document shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Document to be lost, stolen or destroyed, the Buyer will issue in exchange for such lost, stolen or destroyed Stock Document, the consideration to which such shares are entitled under Section 2.09, minus any required Tax deductions or withholdings, deliverable in respect thereof as determined in accordance with this Article II, provided that the Person to whom the consideration to which such shares are entitled under Section 2.09 is paid shall, as a condition precedent to the payment thereof, give the Buyer or Surviving Corporation a written indemnity agreement in form and substance reasonably satisfactory to the Buyer or Surviving Corporation and, if deemed reasonably advisable by the Buyer or Surviving Corporation, a bond in such sum as the Buyer or Surviving Corporation may direct as indemnity against any claim that may be made against the Buyer or Surviving Corporation with respect to such Stock Document claimed to have been lost, stolen or destroyed.

            SECTION 2.14. Stock Transfer Books. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, such Certificate shall be cancelled and the holder of such Certificate shall be entitled to the rights provided herein.

            SECTION 2.15. Purchase Price Adjustment.

            (a) The Purchase Price shall be decreased, dollar for dollar (the "Purchase Price Adjustment"), in the event that on the Closing Date the Company's Net Cash is less than the applicable amounts set forth on Schedule 2.15(a) hereto in the column for the period during which the Closing Date occurs.

            (b) As promptly as practical, and in any event not less than two (2) days before the Closing Date, the Company shall prepare and deliver to Acquisition Sub (i) a good faith estimate of Net Cash as of the close of business on the Closing Date (the "Net Cash Estimate"), (ii) a calculation of the amount of the Purchase Price Adjustment, if any, derived from the Net Cash Estimate (the "Estimated Calculation") and (iii) a certificate of the Company's Chief Executive Officer and Vice President of Finance and Administration certifying at the time of delivery of the Net Cash Statement that such was prepared on the basis and using the same accounting policies, principles, methodologies and estimates used in preparing the December 2001 Balance Sheet.

            (c) If the Estimated Calculation would result in a Purchase Price Adjustment, then the Purchase Price shall be decreased at the Closing in the amount of such Purchase Price Adjustment (the "Estimated Purchase Price Adjustment").

            (d) As promptly as practical, and in any event not more than forty-five (45) days after the Closing Date, the Buyer shall prepare and deliver to the Stockholder Representative (i) a statement setting forth the Buyer's final calculation of Net Cash as of the close of business on the Closing Date (the "Net Cash Statement"), (ii) a calculation of the amount, if any, of the Purchase Price Adjustment derived from the Net Cash Statement (the "Buyer's Calculation") and (iii) a certificate of the Buyer's Chief Financial Officer certifying at the time of delivery of the Net Cash Statement that such was prepared on the basis and using the same accounting policies, principles, methodologies and estimates used in preparing the December 2001 Balance Sheet. In connection with the preparation of the Net Cash Statement, the Company, the Stockholder Representative and the Stockholders shall cooperate, and cause their agents and representatives to cooperate, with the Buyer and its agents and representatives, including Arthur Andersen LLP, and shall provide such agents and representatives access to such books, records and information as may be requested from time to time.

            (e) The Net Cash Statement and the Buyer's Calculation shall be conclusive and binding on the parties unless the Stockholder Representative delivers to Buyer a notice specifying in reasonable detail the respects in which it objects to the Net Cash Statement (the "Objection Notice") within forty-five
(45) days following the Stockholder Representative 's receipt of the Net Cash Statement and the Buyer's Calculation. In connection with the Stockholder Representative 's review of the Net Cash Statement, the Buyer shall cooperate, and cause its agents and representatives to cooperate, with the Stockholder Representative and its agents and representatives, including PricewaterhouseCoopers LLC, and shall provide such agents and representatives access to such books, records and information as may be requested from time to time. If the Company delivers an Objection Notice, the Buyer, the Stockholder Representative and their respective accountants shall negotiate among themselves for a period of fifteen (15) days thereafter in an attempt to resolve the objections stated therein. If no resolution is reached within such fifteen (15) day period, then the Stockholder Representative and the Buyer shall select an independent accounting firm that has not represented the Buyer or the Stockholder

Representative within the preceding two (2) years (the "Independent Accountant") to review the Company's books and related information to prepare a statement setting forth its determination of Net Cash as of the close of business on the Closing Date (the "Definitive Net Cash Statement") and to calculate the amount of the Purchase Price Adjustment, if any, derived from the Net Cash Statement (the "Definitive Calculation"). The Independent Accountant shall be directed to determine Net Cash using the same accounting policies, principles, methodologies and estimates used in preparing the December 2001 Balance Sheet and shall be supplied such information, books and records and access to such individuals as it may reasonably require from any party. The parties shall use their commercially reasonable efforts to cause the Independent Accountant to deliver the Definitive Net Cash Statement and the Definitive Calculation within thirty days of its selection. The Definitive Net Cash Statement and the Definitive Calculation shall be final and binding on the parties hereto absent manifest error. Fifty percent (50%) of the cost of the Independent Accountant's review and determination (the "Independent Determination") shall be borne by the Buyer and fifty percent (50%) of such cost shall be paid from the Escrow Account.

            (f) If the Buyer's Calculation or the Definitive Calculation, as the case may be, reflects a Purchase Price Adjustment greater than the Estimated Purchase Price Adjustment (if any), the Buyer shall promptly be entitled to an amount in cash from the Escrow Account equal to the difference between the Buyer's Calculation or the Definitive Calculation, as the case may be, and the Estimated Purchase Price Adjustment deducted from the Purchase Price pursuant to
Section 2.15(c), if any.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants, except to the extent such representation or warranty speaks as of an exact date, as of the date hereof and as of the Closing, to the Buyer and Acquisition Sub as follows:

            SECTION 3.01. Organization and Qualification.

            (a) Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization with the requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted. Each of the Company and its Subsidiaries is qualified or otherwise authorized to transact business as a foreign corporation or other legal entity in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not reasonably be expected to have a Company Material Adverse Effect.

            (b) The Company has previously provided to the Buyer true and complete copies of (i) the articles of organization and by-laws of the Company and (ii) the certificate of incorporation and by-laws or other analogous documents of the Subsidiaries of the Company, as presently in effect. The Company is not in default in the performance, observation or fulfillment of its articles of organization or by-laws and the Subsidiaries of the Company are not in default in the performance, observation or fulfillment of their respective certificate of incorporation, by-laws or other analogous documents. The minute books of each of the Company and its Subsidiaries contain true and complete records of all meetings and consents in lieu of meetings of their respective Boards of Directors (and any committees thereof) and stockholders since incorporation and accurately reflect all actions taken at such meetings or by consent. The stock books of each of the Company and its Subsidiaries are true and complete.

            SECTION 3.02. Authority to Execute and Perform Agreements. The Company has all requisite corporate power and authority to (a) enter into, execute and deliver this Agreement and the other agreements which this Agreement provides that the Company shall enter into, execute or deliver (collectively, the "Company Transaction Documents") and (b) perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company. Except for the approval of the Merger by stockholders of the Company, no other action on the part of the Company is necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes, and when executed and delivered by the Company each of the Company Transaction Documents will constitute, assuming the due authorization, execution and delivery by the Stockholders, or any of them, Buyer or Acquisition Sub, as applicable, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

            SECTION 3.03. Capitalization.

            (a) The Company is authorized to issue (i) 20,000,000 shares of Common Stock, of which 6,061,889 shares are issued and outstanding on the date hereof and (ii) 1,000,000 shares of preferred stock, of which 500,000 have been designated as Series A Stock, all of which are issued and outstanding. All such shares of capital stock of the Company outstanding on the date hereof are set forth on, and are owned of record by the Persons and in the amounts set forth on, Schedule 3.03(a) hereto. No other class of capital stock of the Company is authorized or outstanding. All of the issued and outstanding shares of the Company's capital stock are duly authorized and are validly issued, fully paid, nonassessable and free of pre-emptive rights. None of the issued and outstanding shares of the Company's capital stock have been issued in violation of any applicable federal or state law or any preemptive rights or rights to subscribe for or purchase securities granted by the Company pursuant to contract or under its articles of organization or by-laws.

            (b) Section 3.03(b)(i) of the Disclosure Schedule lists the number of shares of capital stock reserved for future issuance pursuant to Company Stock Options granted and outstanding as of the date of this Agreement and the plans under which such options were granted (collectively, the "Company Stock Plans"), if any, and sets forth a complete and accurate list of all holders of Company Stock Options, indicating the number of shares of Common Stock or other capital stock subject to each Company Stock Option, and the exercise price, date of grant, vesting schedule and expiration date thereof. There are no warrants to purchase capital stock of the Company outstanding as of the date of this Agreement. Except as set forth in Section 3.03(b)(i) or Section 3.03(b)(ii) of the Disclosure Schedule, there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have outstanding any stock appreciation rights, phantom stock, performance based equity rights or similar rights or obligations. Except as set forth in Section 3.03(b)(iii) of the Disclosure Schedule, to the knowledge of the Company, there are no agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of the Company.

            (c) Neither the Company nor any of its Subsidiaries owns beneficially any shares of capital stock of the Buyer.

            (d) Each holder of Series A Stock has elected to convert its shares of Series A Stock into Common Stock and has executed a Notice of Election to Convert, Waiver and Consent in the form attached hereto as Exhibit H (the "Conversion Agreement"). The Company has previously provided to the Buyer or its counsel true and complete copies of each executed Conversion Agreement.

            SECTION 3.04. Subsidiaries and Other Affiliates. The Company has no Subsidiaries except (i) MatchWare Technologies, Inc., a Delaware corporation, and (ii) Vality Technology GmBH, an entity organized under the laws of Germany. All the outstanding shares of capital stock of, or any other equity interests in, the Subsidiaries of the Company have been validly issued and are fully paid and nonassessable and are owned directly by the Company, free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Neither the Company nor its Subsidiaries is a party to a partnership or joint venture with any other Person.

            SECTION 3.05. No Conflict. Except as set forth in Section 3.05 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Company Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (a) violate any provision of the articles of organization or by-laws of the Company; (b) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which the Company or its Subsidiaries is a party or to which it or its assets or properties is bound or subject; (c) violate any Law or Governmental Order applicable to the Company or its Subsidiaries or by which any of the assets, properties or securities of the Company or its Subsidiaries is bound; (d) violate any material Permit; (e) except for the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts pursuant to this Agreement, require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body; (f) require the approval or consent of any Person, other than those set forth in Section 3.06 of the Disclosure Schedule; or (g) result in the creation of any Lien or other encumbrance on any material assets, properties or securities of the Company or its Subsidiaries, including the Aggregate Shares.

            SECTION 3.06. Consents and ApprovalsExcept as set forth in Section
3.06 of the Disclosure Schedule, the execution and delivery of this Agreement and the Company Transaction Documents by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, require any prior consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or Third Party.

            SECTION 3.07. Financial Information. The Company has previously delivered to the Buyer true and complete copies of (i) its audited balance sheet as of December 31, 2001 (the "December 2001 Balance Sheet"), and the related statements of operations, stockholders' equity and cash flows (the "Audited Financial Statements") and (ii) its audited balance sheet as of December 31, 2000 (the "December 2000 Balance Sheet"), and the related statements of operations, stockholders' equity and cash flows (the "2000 Financial Statements"). Each of the Audited Financial Statements and the 2000 Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries and present fairly the financial position and the results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated, in each case in accordance with GAAP consistently applied throughout the periods involved.

            SECTION 3.08. Absence of Undisclosed Liabilities. Except as set forth in Section 3.08 of the Disclosure Schedule, as of December 31, 2001, neither the Company nor its Subsidiaries had any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), other than as reflected or disclosed in the December 2001 Balance Sheet, that were not adequately reflected or reserved against on the December 2001 Balance Sheet. Except as set forth in
Section 3.08 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any such liabilities other than liabilities (a) adequately reflected or reserved against on the December 2001 Balance Sheet or (b) incurred since December 31, 2000 in the ordinary course of business consistent with past practice.

            SECTION 3.09. Absence of Certain Changes or Events. Except as set forth in Section 3.09 of the Disclosure Schedule, since December 31, 2001, there has not been:

            (a) any event or occurrence which has had or would reasonably be expected to have a Company Material Adverse Effect;

            (b) any transaction, commitment, contract or agreement entered into by the Company or any of its Subsidiaries or any relinquishment by the Company or any of its Subsidiaries of any contract or other right in any case having a value of or involving aggregate payments in excess of $50,000;

            (c) any redemption or other acquisition of any capital stock of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries or any declaration, setting aside, or payment of any dividend or distribution of any kind with respect to any shares of capital stock of the Company or any of its Subsidiaries;

            (d) any (i) increase in compensation, bonus or other benefits payable or to become payable by the Company or any of its Subsidiaries to any of their respective directors or officers or (ii) material increase in compensation, bonus or other benefits payable or to become payable by the Company or any of its Subsidiaries to any of their other Employees, except, in the case of (ii), for such increases as were in the ordinary course of business consistent with the past practices of the Company;

            (e) any entering into or granting by the Company or any of its Subsidiaries of any new employment agreement providing for annual compensation over $50,000, any new employee benefit, compensation or other similar employee benefit arrangement or plan providing for annual compensation over $50,000, any new consulting arrangement providing for annual compensation over $50,000 or any grant of any severance or termination rights to any director, officer or Employee of the Company or any of its Subsidiaries or any amendment of or increase in benefits payable under existing severance or termination pay policies, benefit plans or employment agreements;

            (f) any change to any accounting method or practice of the Company or any of its Subsidiaries or any change to any methods of reporting income, deductions or other items for Tax purposes by the Company or any of its Subsidiaries, except as required by any change in GAAP or applicable law;

            (g) any (i) material election made with respect to Taxes of the Company or any of its Subsidiaries, which was not disclosed on an income Tax Return, (ii) agreement to make any claim or assessment in respect of Taxes of the Company or any of its Subsidiaries, (iii) agreement to an extension or waiver of the limitation period to any claim or assessment in respect of Taxes or (iv) filing of any claim for refund or amended income or other Tax Return;

            (h) any making by the Company or any of its Subsidiaries of any loan or advance to any stockholder, officer, director or consultant, or any other loan or advance otherwise than in the ordinary course of business;

            (i) except for inventory or equipment acquired in the ordinary course of business consistent with past practice, any acquisition by the Company or any of its Subsidiaries of all or any material part of the assets, properties, capital stock or business of any other Person;

            (j) any destruction of, damage to or loss of any assets material to the business of the Company or any of its Subsidiaries (whether or not covered by insurance);

            (k) a material adverse change in a customer or supplier relationship (including any cancellation or termination or notice of cancellation or termination by any customer of its relationship or a portion of its relationship with the Company or any of its Subsidiaries or any decrease or actual notice of any planned decrease in the purchase of the products or services of the Company or any of its Subsidiaries by any such customer);

            (l) any claim of wrongful discharge or claim of other unlawful labor practice or action made or brought against the Company or any of its Subsidiaries;

            (m) any litigation commenced, pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries or any litigation commenced or threatened by the Company or any of its Subsidiaries;

            (n) except in the ordinary course of business consistent with past practice, any sale, abandonment or any other disposition of any of the Company's or any of its Subsidiaries' assets or properties; or

            (o) any commitment, understanding or agreement by the Company or any of its Subsidiaries or any of its directors or officers or the Key Employees to do any of the things described in the preceding clauses (a) through (n).

            SECTION 3.10. Taxes.

            (a) Except as set forth in Section 3.10(a) of the Disclosure Schedule, the Company and its Subsidiaries have filed, or caused to be filed, all Tax Returns required to be filed by the Company and its Subsidiaries, and all such Tax Returns are true, correct and complete. Except as set forth in
Section 3.10(a) of the Disclosure Schedule, the Company and its Subsidiaries have timely paid, or caused to be timely paid, all Taxes required to be paid for taxable periods (or portions thereof) ending on or prior to the Closing Date and has provided adequate reserves for any Taxes that have not yet been paid, whether or not shown as being due on any Tax Return. Except as set forth in
Section 3.10(a) of the Disclosure Schedule, the Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to Taxes required to be withheld or collected, including Taxes required to be withheld pursuant to Sections 1441 and 1442 of the Code and Taxes required to be withheld from employee wages.

            (b) Except as set forth in Section 3.10(b) of the Disclosure Schedule, there has not been any audit of any income or other material Tax Return filed by the Company or any of its Subsidiaries, and no audit of any such Tax Return is in progress, and neither the Company nor any of its Subsidiaries has been notified by any Governmental Authority that any such audit is contemplated or pending. Except as set forth in Section 3.10(b) of the Disclosure Schedule, no Tax deficiency or claim for additional Taxes has been asserted or threatened to be asserted against the Company or any of its Subsidiaries by any Governmental Authority. No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or any of its Subsidiaries is in force, and no waiver or agreement by the Company or any of its Subsidiaries is in force for the extension of time for the assessment or payment of any Tax.

            (c) Except as set forth in Section 3.10(c) of the Disclosure Schedule, no issue has been raised in any examination, audit or other proceeding by any Governmental Authority that, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency against the Company or any of its Subsidiaries for a Taxable period not yet examined or audited for which the statute of limitations for assessment has not expired or is otherwise open for assessment. Neither the Company nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed.

            (d) Neither the Company nor any of its Subsidiaries has agreed to, or is required to, make any adjustments under Section 481(a) of the Code (or any similar provision of law in any jurisdiction) by reason of a change in accounting method or otherwise.

            (e) Neither the Company nor any of its Subsidiaries (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or any of its Subsidiaries are subject to an election under Section 341(f) of the Code (or any similar provision of law in any jurisdiction); (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has any actual or potential liability for any Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; (iv) has been anything other than a valid "C corporation" for federal, state and local tax purposes at any time since its incorporation; or (v) has engaged in a like-kind exchange within the meaning of
Section 1031 of the Code or received cash proceeds in connection with an involuntary conversion within the meaning of Section 1033 of the Code, in which the replacement property could be purchased on or after the Closing Date.

            (f) None of the assets of the Company or any of its Subsidiaries (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "Tax-exempt use property" within the meaning of Section 168(h) of the Code; or
(iii) directly or indirectly secures any debt the interest on which is Tax exempt under Section 103(a) of the Code.

            (g) Except as set forth in Section 3.10(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns (other than a group the common parent of which is the Company) or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation agreement or other contract or arrangement obligating the Company or any of its Subsidiaries to make a payment of or with respect to Taxes (whether its Taxes or those of another person), and neither the Company nor any of its Subsidiaries has any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement.

            (h) Except as set forth in Section 3.10(h) of the Disclosure Schedule, no power of attorney has been granted to any party with respect to any Tax matter relating to, with respect to or by the Company or any of its Subsidiaries.

            (i) The Company and its Subsidiaries have delivered to the Buyer (i) true and complete copies of all of its income or other material Tax Returns,
(ii) all requests for and final audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority and (iii) all closing agreements entered into by the Company or any of its Subsidiaries with any Governmental Authority, in each of (i) through (iii) since 1996. The Company and its Subsidiaries have disclosed on all U.S. federal income Tax Returns which relate to them, respectively, all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of
Section 6662 of the Code. Section 3.10(i) of the Disclosure Schedule lists (i) all income and other material Tax Returns (by category/type) filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after January 1, 2001 and the jurisdiction in which such Tax Returns are filed and
(ii) all elections filed with respect to Taxes relating to the Company or any of its Subsidiaries.

            SECTION 3.11. Compliance with Laws.

            (a) The Company and its Subsidiaries have all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body material to the conduct of its business (collectively, "Permits"). All Permits are in full force and effect, and no proceeding is pending or, to the Company's knowledge, threatened to revoke or limit any material Permit.

            (b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body. Since their organization, neither the Company nor any of its Subsidiaries has received written notice of, nor has there been any citation, fine or penalty imposed against the Company or any of its Subsidiaries for, any such violation or alleged violation.

            SECTION 3.12. Title to Assets and Properties.

            (a) The Company, or its Subsidiaries, owns and has good title to all of its assets and properties reflected as owned on the December 2001 Balance Sheet, free and clear of any Lien, except for (i) assets and properties disposed of in the ordinary course of business consistent with past practice since December 31, 2001, (ii) Permitted Liens and (iii) the Liens set forth in Section 3.12(a) of the Disclosure Schedule.

            (b) Neither the Company nor any of its Subsidiaries owns any real property or has any options or contractual obligations to purchase or acquire any interest in real property. Each parcel of Leased Real Property is set forth in Section 3.12(b)(i) of the Disclosure Schedule. The Company has a valid leasehold interest in all of the buildings, structures and leasehold improvements on the Leased Real Property, and owns or has a valid leasehold interest in all equipment and other tangible property thereon which is material to the conduct of its business, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted. There is no equipment located on the premises of the Company or used in the business of the Company or its Subsidiaries that is on loan from another party. Each lease or agreement to which the Company or any of its Subsidiaries is a party under which it is a lessee of any real property is a valid and existing agreement of the Company or such Subsidiary, as the case may be, without any default of the Company or such Subsidiary, as the case may be, which could give rise to, with notice or lapse of time or both, a penalty or termination thereof.

            SECTION 3.13. Actions and Proceedings. There are no outstanding orders, awards, judgments, injunctions or decrees of any court, arbitrator or governmental or regulatory body against the Company or any of its Subsidiaries or any of their respective assets, properties or securities. Except as set forth in Section 3.13 of the Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened actions, suits, investigations or claims or legal, administrative or arbitration proceedings against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company's officers or directors or the Key Employees.

            SECTION 3.14. Contracts and Other Agreements. Section 3.14 of the Disclosure Schedule sets forth a list of the following contracts and other agreements to which the Company or any of its Subsidiaries is a party or by or to which any of their respective assets, properties or securities are bound or subject and under which the Company or any of its Subsidiaries has any obligations as of the date hereof:

            (a) any agreement or series of related agreements requiring aggregate payments by or to the Company or any of its Subsidiaries of more than $50,000;

            (b) any agreement with or for the benefit of any current or former officer, director or holder of any security, of the Company or any of its Subsidiaries, other than non-disclosure or similar agreements in favor of the Company or its Subsidiaries, under which the Company or any of its Subsidiaries has any obligations as of the date hereof;

            (c) any agreement with or for the benefit of any current or former employee or consultant of the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries has any obligations as of the date hereof which (i) involves an obligation of the Company or any of its Subsidiaries to make future payments exceeding $75,000 per year or (ii) involves any future severance or termination payments other than accrued salary, sick, or vacation pay pursuant to the policies now in effect of the Company or any of its Subsidiaries, as the case may be;

            (d) any agreement with any labor union or association representing any employee of the Company or any of its Subsidiaries;

            (e) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates the Company or any of its Subsidiaries to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier, which is not terminable on 30 days notice or less (without penalty or premium) and which involves future payments by the Company or any of its Subsidiaries of more than $75,000 in the aggregate;

            (f) any agreement for the sale of any significant portion of the assets or properties of the Company or any of its Subsidiaries, other than in the ordinary course of business, or for the grant to any Person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties;

            (g) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $25,000;

            (h) any agreement to which the Company or any of its Subsidiaries is a party and which contains covenants of the Company or any of its Subsidiaries not to compete in any line of business, in any geographic area or with any Person or covenants of any other Person not to compete with the Company or any of its Subsidiaries or in any line of business of the Company or any of its Subsidiaries;

            (i) any agreement with customers or suppliers for the sharing of fees, royalties or other income, the rebating of charges or other similar arrangements;

            (j) any agreement obligating the Company or any of its Subsidiaries to deliver future maintenance services or future product enhancements or containing a "most favored nation" or other similar pricing adjustment clause;

            (k) any agreement relating to the acquisition by the Company of any operating business or the capital stock of any other Person;

            (l) any agreement requiring the payment to any Person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commissions or fees to employees in the ordinary course of business);

            (m) any agreement or note relating to or evidencing outstanding indebtedness of the Company for borrowed money;

            (n) any lease, sublease or other agreement under which the Company or any of its Subsidiaries is lessor or lessee of any real property or equipment or other tangible property which involves future payments by the Company in excess of $75,000 or which is not terminable on 30 days' notice;

            (o) any agreement with a change of control provision or otherwise requiring consent with respect to the transactions contemplated by this Agreement;

            (p) any distribution or sales representative agreement or agreement appointing any agent;

            (q) any other material agreement whether or not made in the ordinary course of business;

            (r) any agreement under which the Company or any of its Subsidiaries entered into an exclusive arrangement of any nature with any Person; and

            (s) any agreement under which the Company has been prepaid for goods or services not yet delivered by Company having a value in excess of $100,000.

True and complete copies of all the contracts and other agreements (and all written amendments, waivers or other modifications thereto and written summaries of all oral amendments, waivers of other modifications thereto) set forth on
Section 3.14 of the Disclosure Schedule have been furnished to the Buyer or its counsel. Each of such contracts and other agreements is valid, subsisting, in full force and effect, binding upon the Company or any of its Subsidiaries, as applicable, and, to the Company's knowledge, the other parties thereto in accordance with their terms, and neither the Company nor any of its Subsidiaries, as applicable, is in breach of or default under any of them, nor, to the Company's knowledge, is any other party to any such contract or other agreement in breach of or default thereunder, except, in each case, such breaches or defaults of the Company or any of its Subsidiaries, as applicable, as would not reasonably be expected to have a Company Material Adverse Effect.

            SECTION 3.15. Bank Accounts and Powers of Attorney. Section 3.15 of the Disclosure Schedule identifies all bank and brokerage accounts of the Company, whether or not such accounts are held in the name of the Company, lists the respective signatories therefor and lists the names of all Persons holding a power of attorney from the Company with respect to such accounts.

            SECTION 3.16. Distributors, Customers or Suppliers. Section 3.16 of the Disclosure Schedule sets forth (a) all representatives or distributors of the Company during the period from January 1, 2001 through the date hereof (whether pursuant to commission, royalty or other arrangement), (b) all the customers of the Company and its Subsidiaries during the period from January 1, 2001 through December 31, 2001 and (c) all the suppliers for amounts more than $25,000 annually (for the purchase of products or services) of the Company and its Subsidiaries during the period from January 1, 2001 through December 31, 2001 (collectively, the "Distributors, Customers or Suppliers").

            SECTION 3.17. Accounts Receivable. Subject to the allowances for doubtful accounts with respect to accounts receivable set forth on the December 2001 Balance Sheet, all accounts receivable reflected on such balance sheet and all accounts receivable arising subsequent thereto, have arisen in the ordinary course of business of the Company, represent valid and enforceable obligations due to the Company, and have been and are subject to no setoff, counterclaim or future performance obligation on the part of the Company.

            SECTION 3.18. Employee Benefits Matters.

            (a) Definitions. The following terms shall have the meanings set forth below:

                          (i) "DOL" shall mean the United States Department of Labor;

                          (ii) "Employee Agreement" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

                          (iii) "Pension Plan" shall refer to each Company Employee Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA; and

                          (iv) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement (other than an Employee Agreement) providing for compensation, deferred compensation, incentive compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each "employee benefit plan", within the meaning of Section 3(3) of ERISA that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, and pursuant to which the Company or any Affiliate has or may have any liability, contingent or otherwise.

            (b) Schedule. Section 3.18(b) of the Disclosure Schedule contains a list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, or to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or as contemplated in Section 3.18(h) hereof).

            (c) Documents. The Company has provided or made available to Buyer true and complete copies of (i) all documents comprising each written Company Employee Plan and each written Employee Agreement, including all amendments thereof and any trust agreements, insurance contracts, and other funding agreements and a complete description of any unwritten Company Employee Plan or Employee Agreement; (ii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iii) the most recent actuarial reports, if any, prepared for each of the Company Employee Plans for which such report is required or was prepared and the most recent certified financial statements for each of the Company Employee Plans, if any, for which such report is required or was prepared; (iv) the most recent summary plan description together with the most recent summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; and (v) all IRS determination letters and rulings, if any, relating to Company Employee Plans and copies of all material applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan.

            (d) Employee Plan Compliance. (i) The Company and each Affiliate has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code;
(ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan that would result in material liability to the Company or any Affiliate; (iii) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan that would result in material liability to the Company; (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company, or any of its Affiliates (other than for ordinary administration expenses typically incurred in a termination event and benefits accrued through the effective date of such amendment, termination or discontinuance); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vi) the Company is not subject to any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Section 4975 through 4980 of the Code; and
(vii) all contributions, premiums or other payments due and owing from the Company or its Affiliates with respect to any Company Employee Plan have been timely paid or adequately provided for on the 12-31-00 Balance Sheet included in the Audited Financial Statements to the extent required by GAAP.

            (e) No Pension Plans. Except as set forth in Section 3.18(e) of the Disclosure Schedule, neither Company nor an Affiliate now sponsors nor have they ever sponsored, maintained, contributed to or been required to contribute to a Pension Plan.

            (f) No Post-Employment Obligations. Except as set forth in Section 3.18(f) of the Disclosure Schedule, or as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law or pursuant to a Pension Plan, no Company Employee Plan provides, or has any liability to provide, life insurance, medical benefits or other employee benefits to any Employee upon or following his or her retirement or termination of employment for any reason, except for benefits accrued through the date of termination and as may be required by statute, and neither the Company nor any Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

            (g) Effect of Transaction. Except as set forth in Section 3.18(g) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, constitute an event under any Company Employee Plan, Employee Agreement, trust or loan or applicable law that will result in any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. Except as set forth in Section 3.18(g) of the Disclosure Schedule, no amount payable under or with respect to any Company Employee Plan or Employee Agreement or otherwise will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

            (h) Company 401(k) Plan. The Company has, effective as of the Closing, terminated the 401(k) Plan maintained by the Company with Massachusetts Mutual Life Insurance Company (the "Company 401(k) Plan"). The Buyer has received from the Company evidence that the Company 401(k) Plan was terminated effective as of the Closing.

            (i) Foreign Benefit Plans. With respect to each Company Employee Plan established or maintained outside of the United States of America primarily for benefit of employees of the Company or its Subsidiaries residing outside the United States of America (each a "Foreign Benefit Plan"): (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) there are no pending, threatened or anticipated claims under any Foreign Benefits Plan and there has been no act or omission which has given or may give rise to fines, penalties, taxes or related charged under any applicable law.

            SECTION 3.19. Employee Relations. As of the date hereof, the Company has approximately 114 full-time equivalent employees, two part-time employees and no consultants.

Except as set forth in Section 3.19(a) of the Disclosure Schedule, upon termination of the employment of any employees or consultants, neither the Company or its Subsidiaries, Acquisition Sub nor the Buyer will be liable to any of such employees or consultants for severance pay or any other related payments (other than the obligations of the Company for accrued salary, sick, or vacation pay pursuant to the Company's policies now in effect, as listed in Section 3.19(b) of the Disclosure Schedule) as a result of any oral or written agreements made by the Company prior to the Closing. Section 3.19(c) of the Disclosure Schedule sets forth true and complete information as to the name, current job title, base salary, bonus potential, commissions and termination obligations of all current directors, officers and employees or consultants of the Company that are currently entitled to, or were entitled to in the prior year, compensation in excess of $75,000 per year.

            SECTION 3.20. Employment Matters. The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees. No work stoppage or labor strike against the Company is pending or, to the Company's knowledge, threatened. Except as set forth in Section 3.20 of the Disclosure Schedule, the Company is not involved in any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any of the Company's employees, including, charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 3.20 of the Disclosure Schedule, the Company is not presently, nor has it been in the past, a party to, or bound by, (a) any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by the Company or (b) any statutory works council or other agreement, statute, rule or regulation that mandates employee approval, participation, consultation or consent with regard to the transactions contemplated hereby.

            SECTION 3.21. Employee Conflicts. To the Company's knowledge, no employee of the Company (a) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others or (b) has given notice to the Company that any such employee intends to terminate his or her employment with the Company.

            SECTION 3.22. Relationships with Related Parties. Except as set forth in Section 3.22 of the Disclosure Schedule, to the knowledge of the Company, no executive officer of the Company (i) owns (whether directly or indirectly through another entity in which such Person owns an interest, other than as the holder of less than 1% of a class of securities of a publicly traded company) any interest in, or holds a financial interest in, (A) any property or assets of the Company (except as a stockholder), (B) any current competitor, customer or supplier of the Company or (C) any Person which is currently a party to any contract or agreement with the Company or (ii) is, or is employed by, (A) a current competitor, customer or supplier of the Company or (B) a Person which is currently a party to any material contract or agreement with, or has any claim or right against, the Company.

            SECTION 3.23. Insurance. Section 3.23 of the Disclosure Schedule sets forth a list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or, to the knowledge of the Company, on behalf of the Company and its Subsidiaries. Such policies and binders are in full force and effect and are in conformity in all material respects with the requirements of all leases or other agreements to which the Company or any of its Subsidiaries is a party and are valid and enforceable in accordance with their terms. Neither the Company nor its Subsidiaries is in material default with respect to any provision contained in any such policy or binder nor has the Company or any of its Subsidiaries failed to give any notice or present any claim under any such policy or binder in due and timely fashion that is material to the Company. There are no outstanding unpaid claims under any such policy or binder. Neither the Company nor any of its Subsidiaries has received written notice of cancellation or written or oral notice of non-renewal of any such policy or binder.

            SECTION 3.24. Brokers. Except for fees payable to Dublind Partners Inc. in connection with the rendering of a fairness opinion with respect to the transactions contemplated herein, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or, to the knowledge of the Company, any of the Stockholders. The Company has previously provided to the Buyer a copy of the letter of engagement between the Company and Dublind Partners Inc.

            SECTION 3.25. Intellectual Property.

            (a) Company Intellectual Property. All trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, "Trademarks"); patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing), and rights to apply for any of the foregoing; copyrights (including any registrations and applications therefor); computer software programs or applications (in both source and object code form) ("Software Programs"); technical documentation relating to the Software Programs ("Technical Documentation"); "mask works" (as defined under 17 USC Section 901) and any registrations and applications for "mask works;" technology, trade secrets and proprietary or other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets"); and any and all other intellectual property or other proprietary rights protectible as a matter of law; in each case that are or have been used in (including in the development of) the Company's business, or that are used in or necessary for the conduct of the Company's business as currently conducted or, to the knowledge of the Company, contemplated to be conducted, are hereinafter referred to as the "Company Intellectual Property."

            (b) Applications and Registrations. Section 3.25(b) of the Disclosure Schedule contains a true and complete list of all of the Company's U.S. and foreign (i) patents and patent applications, (ii) Trademark registrations and applications therefor and material unregistered Trademarks;
(iii) copyright registrations and applications therefor; and (iv) other filings and formal actions made or taken pursuant to federal, state, local and foreign laws by the Company to protect its interests in the Company Intellectual Property. The Company is listed in the records of the appropriate U.S., state or foreign registry as the sole current owner of record for each listed application or registration, and no third party has any ownership interest, or right to claim any ownership interest in any listed patent or patent application. With respect to the listed applications and registrations, each such application or registration has been prosecuted or maintained, as the case may be, in compliance in all material respects with all applicable rules, policies and procedures of the appropriate U.S., state or foreign registry.

            (c) Rights to Company Intellectual Property. The Company Intellectual Property consists solely of items and rights which are: (i) owned by the Company or any of its Subsidiaries; (ii) in the public domain; or (iii) rightfully used by the Company pursuant to a valid license or other similar agreement (the "Company Licensed Intellectual Property"). The Company has (whether by virtue of ownership, license or otherwise) all rights in the Company Intellectual Property necessary to carry out the Company's business as currently conducted or contemplated to be conducted, including, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use, to exclude others from using the Company Intellectual Property where such Company Intellectual Property is in effect, and to sublicense any or all of the foregoing rights to third parties, including the right to grant further sublicenses.

            (d) Third Party Claims. To the Company's knowledge, the conduct of the Company's or any of its Subsidiaries' business as conducted in the past did not infringe (when conducted) and as currently conducted or, to the knowledge of the Company, as currently contemplated to be conducted does not infringe (either directly or indirectly, such as through contributory infringement) any intellectual property right owned or controlled by any third party. There is no pending or, to the Company's knowledge, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (i) involving the Company Intellectual Property owned by the Company or any of its Subsidiaries, or, to the Company's knowledge, the Company Licensed Intellectual Property or (ii) alleging that the activities or the conduct of the Company's or any of its Subsidiaries' business does or will infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the ownership, use, validity, enforceability or registrability of any Company Intellectual Property. Other than license agreements entered into by the Company in the ordinary course of business, there are no settlements, forbearances to sue, consent judgments or orders or similar obligations binding upon the Company or any of its Subsidiaries or, to the Company's knowledge, upon any Third Party, which (a) restrict the Company's or any of its Subsidiaries' rights to use any Company Intellectual Property, (b) restrict the Company's or any of its Subsidiaries' business in order to accommodate a Third Party's intellectual property rights or (c) permit a Third Party to use any Company Intellectual Property owned by the Company or any of its Subsidiaries. To the knowledge of the Company (x) all registered, granted or issued patents, mask works, Trademarks and copyrights registered by or assigned to the Company or any of its Subsidiaries are valid and enforceable and (y) there is no pending denial, refusal or similar action by any governmental authority with respect to any patent, copyright or Trademark application filed by or on behalf of the Company or any of its Subsidiaries. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property owned by the Company or any of its Subsidiaries by any Third Party, including any current or former employee or contractor of the Company or any of its Subsidiaries (or their predecessors in interest).

            (e) Royalties. Except as set forth in Section 3.25(e) of the Disclosure Schedule, to the knowledge of the Company there are no royalties, fees, honoraria or other payments payable by the Company or any of its Subsidiaries to any person or entity by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

            (f) Personnel. Except as set forth in Section 3.25(f) of the Disclosure Schedule, all current and former employees and agents of the Company or any of its Subsidiaries or any of their predecessors in interest, and all current and former consultants, contractors and similar third parties who have performed any activities on behalf of the Company or any of its Subsidiaries or any of their predecessors in interest, have (i) executed nondisclosure agreements that adequately protect the Company's or any of its Subsidiaries' proprietary interest in the Company Intellectual Property and (ii) either (A) have been a party to a "work-for-hire" arrangement or agreement with the Company in accordance with applicable national and state Law that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (B) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company effective and exclusive ownership of all intellectual property thereby arising. No current or former partner, director, officer, or employee of the Company or any of its Subsidiaries (or their predecessors in interest), including any individual named in Section 3.25(f) of the Disclosure Schedule, will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any of the Company Intellectual Property. Without limitation of the foregoing, the Company has secured from George Burch a valid and binding release of any and all right, title or interest that Mr. Burch may have held in or to any Company Intellectual Property.

            (g) Third Party Agreements. Except as set forth in Section 3.25(g) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is, or as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder, will be, in violation of any license, sublicense, agreement or instrument to which the Company or any of its Subsidiaries is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Company's obligations hereunder, cause the diminution, termination, transfer or forfeiture of any of the Company's or any of its Subsidiaries' rights in the Company Intellectual Property or require the consent of any governmental authority or Third

Party in respect of any such Company Intellectual Property. To the knowledge of the Company, each such license, sublicense, agreement or instrument constitutes the valid and binding obligation of all parties thereto, enforceable in accordance with its terms, and, to the knowledge of the Company, except as set forth in Section 3.25(g) of the Disclosure Schedule, there exists no breach by any party thereto and no event or circumstance which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries thereunder.

            (h) Protection. To the Company's knowledge, there has been no misuse or misappropriation of any Company Trade Secret by any person or entity. Without limitation of the foregoing, the source code and technical documentation (excluding end user documentation) relating to all Software Programs owned by the Company or any of its Subsidiaries (i) have at all times been maintained in strict confidence, (ii) have been disclosed by the Company or any of its Subsidiaries only to employees who have had a "need to know" the contents thereof in connection with the performance of their duties to the Company or any of its Subsidiaries and who have executed appropriate nondisclosure or similar agreements, (iii) have not been licensed or disclosed to any third party, and
(iv) are not the subject of any escrow or similar agreement giving any third party rights in such source code and/or technical documentation upon the occurrence of certain events, other than as set forth in Section 3.25(h) of the Disclosure Schedule.

            (i) Third-Party Software. Section 3.25(i)(A) of the Disclosure Schedule contains a complete list of (i) all software libraries, compilers and other third-party software sold with, incorporated into or used in the development of the Software Programs and (ii) all material software systems and applications used by the Company or any of its Subsidiaries in the operation of its business. Section 3.25(i)(B) of the Disclosure Schedule lists all license agreements by which the Company or any of its Subsidiaries is bound for the use of such software and, if any such software is not licensed, the basis of the use of such software by the Company or any of its Subsidiaries. All use of each such software item by the Company or its Subsidiaries has been in material compliance with the respective license agreement or other right of use listed for such item in Section 3.25(i)(B) of the Disclosure Schedule.

            (j) Integrity. To the knowledge of the Company no portion of any Software Program at the time of delivery of such Software Program contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access; to maliciously disable or erase software, hardware, or data; or to perform any other similar unauthorized actions.

            SECTION 3.26. Hazardous Materials.

            (a) There has been no generation, use, handling, storage or disposal by the Company or any of its Subsidiaries of any Hazardous Materials in violation of any applicable Environmental Law at any site owned or premises leased by the Company or any of its Subsidiaries during the period of the Company's or such Subsidiary's lease or, to the Company's knowledge, prior thereto, nor has there been or is there any release by the Company or any of its

Subsidiaries of any Hazardous Materials on or at any such site or premises during such period in violation of any applicable Environmental Law or which created or will create an obligation on the part of the Company or any of its Subsidiaries to report or remediate such release.

            (b) The Company has previously furnished or made available to the Buyer copies of any environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any governmental agency in the Company's or any of its Subsidiaries' possession or known to the Company regarding the foregoing.

            SECTION 3.27. Unlimited Liability

            . Section 3.27(a) of the Disclosure Schedule lists all agreements in which the Company or its Subsidiaries has agreed to indemnify, defend and/or hold harmless the counterpart party/parties from any and all liability, claims and causes of action arising out of a dispute as to right, title, and/or interest in the product, and/or violation or infringement of patent, copyright, trade secret or other intellectual property right in the Company's or its Subsidiary's products and where there is no limitation of liability with respect to such indemnity. Section 3.27(b) of the Disclosure Schedule lists all agreements of the Company or its Subsidiaries in which the Company or its Subsidiaries has agreed to indemnify, defend, and/or hold harmless the counterpart party/parties from certain liabilities, claims and causes of action (in addition to those arising out of a violation or infringement of an intellectual property right) in which there is no limitation of liability with respect to such indemnity.

            SECTION 3.28. Disclosure. Except for those matters which could not, either individually or in the aggregate, result in a Company Material Adverse Effect, the representations, warranties and statements of the Company contained in this Agreement (together with the Disclosure Schedule and all exhibits and schedules hereto) do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

            SECTION 3.29. Takeover Statutes. To the extent any takeover statute is applicable to the transactions contemplated hereby, the Company's board of directors has granted such approvals and taken such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and has otherwise acted to eliminate the effects of any takeover statue on any of the transactions contemplated hereby or thereby.

            SECTION 3.30. Expenses. The expenses payable by the Company pursuant to Section 5.05 are listed in Section 3.30 of the Disclosure Schedule.

                                   ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF THE BUYER AND ACQUISITION SUB

         The Buyer represents and warrants to the Company as follows:

         SECTION 4.01. Incorporation and Authority of the Buyer.

         (a) Each of the Buyer and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with the requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business and the business of the Company, each as now being conducted. Each of the Buyer and Acquisition Sub is qualified or otherwise authorized to transact business as a foreign corporation or other legal entity in all jurisdictions in which the failure to be so qualified or authorized would not reasonably be expected to have a material adverse effect on the assets, liabilities, business, results of operations and condition (financial or otherwise) of the Buyer or Acquisition Sub.

         (b) Each of the Buyer and Acquisition Sub has all necessary corporate power and authority to enter into this Agreement and the other agreements which this Agreement provides that the Buyer or Acquisition Sub shall enter into, execute or deliver (the "Buyer Transaction Documents"), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer Transaction Documents by the Buyer and Acquisition Sub, the performance by the Buyer and Acquisition Sub of their obligations hereunder and thereunder and the consummation by the Buyer and Acquisition Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer and Acquisition Sub. This Agreement has been duly executed and delivered by the Buyer and Acquisition Sub and this Agreement constitutes and, when duly executed and delivered by the Buyer and Acquisition Sub, each of the Buyer Transaction Documents will constitute (assuming due authorization, execution and delivery by the Company in each instance) legal, valid and binding obligations of the Buyer and Acquisition Sub, enforceable against the Buyer and Acquisition Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to creditors rights and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         (c) The board of directors of each of the Buyer and Acquisition Sub has authorized, approved and adopted this Agreement, the Buyer Transaction Documents and the transactions contemplated hereby and thereby.

         (d) The Buyer has furnished to the Company true and correct copies of the articles of organization, certificate of incorporation and by-laws of each of Buyer and Acquisition Sub, as applicable, each as amended to date. Such documents are in full force and effect and neither the Buyer nor Acquisition Sub is in violation of the provisions of any such document.

         SECTION 4.02. No Conflict; Consents and Approvals. Except for the approval of this Agreement by stockholders of the Company, the execution, delivery and performance of this Agreement and the Buyer Transaction Documents by the Buyer and Acquisition Sub do not and will not (a) violate any provision of the certificate of incorporation, articles of organization or by-laws of the Buyer or Acquisition Sub, (b) violate any Law or Governmental Order applicable to the Buyer or Acquisition Sub; (c) violate any material Permit of the Buyer or Acquisition Sub; (d) except for the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts pursuant to this Agreement, require any filing with, notice to, action by, or permit, consent, approval, or authorization of, any Governmental Authority or any Third Party; or (e) require the approval or consent of any Person.

         SECTION 4.03. Absence of Litigation. No Action is pending or, to the knowledge of the Buyer, threatened, before any Governmental Authority which seeks to delay or prevent the consummation by Buyer of the transactions contemplated hereby.

         SECTION 4.04. Brokers. Except for fees or commissions that will be paid by the Buyer to SG Cowen Securities Corporation and Wells Fargo Securities, LLC, no broker, finder or investment banker is entitled to a fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

         SECTION 4.05. Interim Operations of Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations as contemplated hereby.

         SECTION 4.06. Financing. Buyer has, and will have at the Effective Time, funds available to it sufficient to consummate the Merger on the terms contemplated hereby.

         SECTION 4.07. Interested Stockholder. Neither Buyer nor Acquisition Sub nor any of their Affiliates beneficially owns, as of the date hereof, or has owned at any time within the three-year period ending on the date hereof, any shares of the capital stock of the Company.

                                    ARTICLE V

                            COVENANTS AND AGREEMENTS


         SECTION 5.01. Conduct of Business. Except with the prior written consent of the Buyer, during the period from the date hereof to the earlier of the Closing Date or the termination of this Agreement in accordance with Article VII hereof, the Company shall observe the following covenants:

         (a) Affirmative Covenants Pending Closing. The Company will:

                           (i) Preservation of Personnel. Use reasonable commercial efforts to preserve intact its business organization and keep available the services of present employees, in each case in accordance with past practice.

                           (ii) Insurance. Use reasonable commercial efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

                           (iii) Preservation of the Business; Maintenance of Properties. Use reasonable commercial efforts to preserve its businesses and, in accordance with past practice, advertise, promote and market its services, keep its properties intact, preserve its goodwill, and maintain all physical properties in good operating condition;

                           (iv) Intellectual Property. Use reasonable commercial efforts to preserve and protect the Company Intellectual Property, including, without limitation, by requiring new employees to execute a Non-Disclosure and Development Agreements;

                           (v) Ordinary Course of Business. Except as set forth in Section 5.01(a)(v) of the Disclosure Schedule, operate its business in the ordinary course and consistent with past practice; and

                           (vi) Working Capital. Maintain working capital in a manner consistent with operations in the ordinary course of business.

         (b) Negative Covenants Pending Closing. The Company will not:

                           (i) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or permit to be created any lien on, any of its assets, other than sales or transfers in the ordinary course of business and in accordance with past practice;

                           (ii) Liabilities. Except for the expenses payable to the Company's legal, financial and other professional advisors with respect to services rendered in connection with the transactions contemplated by this Agreement, an estimate of which is set forth in
         Section 3.30 of the Disclosure Schedule, (A) incur any obligation or liability other than in the ordinary course of the Company's business,
         (B) incur any indebtedness for borrowed money or (C) enter into any contracts or commitments involving payments by the Company of $25,000 or more, other than purchase orders, licenses or commitments for inventory, materials and supplies in the ordinary course of business and in accordance with past practice;

                           (iii) Compensation. Except as otherwise required by law, (A) change the compensation or fringe benefits of any officer, director, employee or consultant or (B) enter into or modify any Plan or any employment, severance or other agreement with any officer, director, employee or consultant of the Company; provided, however, that the Company shall be entitled to implement its Corporate Sales Compensation Plan, provided that such plan shall not adopt any provisions that will be binding on the Company following the Closing, as set forth in Section 5.01(B)(iii) of the Disclosure Schedule, and hire three (3) additional sales personnel on reasonable and customary terms.

                           (iv) Capital Stock. (A) Grant any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, (B) declare or pay any dividend or other distribution with respect to any shares of its capital stock, (C) issue any shares of its capital stock (other than upon the exercise of Company Stock Options outstanding on the date hereof) or (D) redeem or otherwise acquire any shares of its capital stock;

                           (v) Charter and By-laws. Amend the articles of organization or by-laws of the Company;

                           (vi) Acquisitions. Make any acquisition of property other than in the ordinary course of the Company's business in accordance with past practice;

                           (vii) Material Agreements. Other than agreements relating to the license or sale of the Company's software and services entered into using the form attached as Schedule 5.01(b)(vii) hereto (with any alterations having been approved in advance by the General Counsel of the Buyer) and in the ordinary course of business consistent with past practices, enter into or modify any material agreement with any other Person or entity;

                           (viii) Legal Action. Commence any legal action;

                           (ix) Accounting Methods. Take any action to change any accounting method or practice or any method of reporting income, deductions or other items for income tax purposes, except as required by a change in GAAP or applicable law occurring after the date hereof;

                           (x) Taxes. Make or change any election with respect to Taxes, agree to make any claim or assessment in respect of Taxes, agree to an extension or waiver of the limitation period to any claim or assessment in respect of Taxes, amend any income or other Tax Return or file a claim for refund; or

                           (xi) Other Prohibited Actions. Enter into any contract, agreement, commitment or arrangement with respect to any of the actions described in Sections (i) through (x) above, or any action which would reasonably be expected to make any of the representations or warranties contained in Article III of this Agreement untrue or incorrect in any material respect as of the date of this Agreement or the Closing Date.

         SECTION 5.02. Corporate Examinations and Investigations

         Prior to the Closing, the Buyer shall be entitled, through its employees and representatives, to have such access to the assets, properties, business, books, records and operations of the Company as the Buyer shall reasonably request in connection with the Buyer's investigation of the Company with respect to the transactions contemplated by this Agreement. Any such investigation and examination shall be conducted at reasonable times and shall not unreasonably interfere with the normal business operations of the Company and shall be coordinated with the Company's Chief Executive Officer or Vice President of Finance and Administration and the Company shall cooperate fully therein. No investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. In order that the Buyer may have full opportunity to make such investigation, the Company shall furnish the representatives of the Buyer during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

         SECTION 5.03. Duty to Supplement. If the Company discovers any fact, development, event, condition or circumstance that causes any representation or warranty made by the Company to the Buyer in this Agreement to become untrue or inaccurate at any time after the date of this Agreement, the Company shall promptly (but in no event later than 48 hours) notify the Buyer of such fact, event, condition or circumstance. If the Company discovers any fact, development, event, condition or circumstance occurring after the date hereof that individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, the Company shall promptly (but in no event later than 48 hours) notify the Buyer of such fact, development, event, condition or circumstance. If the Buyer or Acquisition Sub discovers any fact, development, event, condition or circumstance that causes any representation or warranty made by any or all of the Buyer or Acquisition Sub to the Company in this Agreement to become untrue or inaccurate at any time after the date of this Agreement, the Buyer or Acquisition Sub shall promptly (but in no event later than 48 hours) notify the Company of such fact, event, development, condition or circumstance. If the Buyer or Acquisition Sub discovers any fact, event, development, condition or circumstance occurring after the date hereof that individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect, the Buyer or Acquisition Sub shall promptly (but in no event later than 48 hours) notify the Company of such fact, event, development, condition or circumstance. No supplement or amendment to a disclosure schedule shall be deemed to supplement or amend such disclosure schedule for purposes of
(a) determining the accuracy of any of the representations and warranties made by any party in this Agreement (unless such supplement or amendment discloses a fact, development, event, condition or circumstance occurring after the date hereof that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect and the Buyer elects to waive the condition set forth in Section 6.01(c), in which case such supplement or amendment shall be deemed to so supplement or amend the Disclosure Schedule); or
(b) determining whether any condition to any party's obligations to consummate the transaction contemplated hereby has been satisfied.

         SECTION 5.04. Authorization from Others. Prior to the Closing Date, the parties shall use all commercially reasonable efforts to obtain all authorizations, consents and permits required to permit the consummation of the transactions contemplated by this Agreement.

         SECTION 5.05. Expenses. The expenses of the Company incurred by it in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of all brokers, investment bankers, agents, representatives, counsel and accountants shall be borne by the Company. Except as set forth in Section 7.03, the Buyer shall bear its expenses, and the expenses of Acquisition Sub, incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of all brokers, investment bankers, agents, representatives, counsel and accountants.

         SECTION 5.06. Public Announcements. Any press release or other disclosure of information to the press or any Third Party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of the Buyer and the Company, which approval shall not be unreasonably withheld or delayed, provided that the Buyer shall not be prevented from making such disclosure as it shall be advised by counsel is required by law or the rules of the Nasdaq National Market if it has used commercially reasonable efforts to consult with the Company when and to the extent practicable.

         SECTION 5.07. Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated by this Agreement.

         SECTION 5.08. No Solicitation.

                  (a) From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, the Company shall not, through any stockholder, officer, director, employee, advisor, financial advisor, representative or agent (collectively, "Affiliated Persons"), and the Company shall cause its Affiliated Persons not to, (i) solicit, initiate, facilitate or encourage any inquiries or proposals that constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) except as provided in Section 5.08(d), engage in negotiations or discussions concerning, or provide any non-public information with respect to the Company to any Person making or proposing to make, an Acquisition Proposal, or (iii) except as provided in Section 5.08(e), (A) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (B) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Acquisition Proposal.

                  (b) The Company and its Affiliated Persons shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person

(other than the Buyer or its representatives) conducted heretofore with respect to any Acquisition Proposal.

                  (c) The Company shall notify the Buyer orally and in writing promptly (but in no event shall such oral notice be later than 24 hours or such written notice later than 48 hours after actual receipt) after actual receipt by the Company (or its Affiliated Persons) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any Person or entity that informs the Company (or its Affiliated Persons) that it is considering making, or has made, an Acquisition Proposal. Such notice to the Buyer shall indicate in detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact and shall provide the Buyer with copies of all documents received from any Person or entity that is considering making or has made an Acquisition Proposal. The Company shall keep Buyer fully informed with respect to the status of any such Acquisition Proposal.

                  (d) Section 5.08(a) shall not prohibit the Company from, in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company after the date of this Agreement (and not subsequently withdrawn), engaging in negotiations or discussions concerning, or providing any non-public information with respect to the Company to any Person making or proposing to make, an Acquisition Proposal, if the following conditions are satisfied:

                                    (i) neither the Company nor any of its
         Affiliated Persons shall have violated any of the restrictions set forth in this Section 5.08 with respect to such Acquisition Proposal;

                                    (ii) such Person enters into a
         confidentiality agreement that is no less restrictive than the Buyer's confidentiality agreement with the Company;

                                    (iii) the Company's board of directors has
         determined in good faith that such Acquisition Proposal constitutes a Superior Proposal after it has received (A) the advice of its outside legal counsel and (B) a written opinion of a nationally-recognized investment banking firm, acting as the Company's financial advisors;

                                    (iv) the Company has provided the written
         notice to the Buyer required by Section 5.08(c) at least five (5) days prior to entering into any discussions with, or furnishing any non-public information to, such Person and has stated in writing that the Company intends to engage in negotiations or discussions concerning, or provide non-public information to, such Person; and

                                    (v) the Company has provided the Buyer with
         such non-public information (to the extent such non-public information has not been previously delivered or made available by the Company to the Buyer) as the

         Company intends to provide to such Person at least five (5) days prior to entering into any discussions with, or furnishing such non-public information to, such Person.

                  (e) Section 5.08(a) shall not prohibit the Company from approving or recommending, or proposing publicly to approve or recommend, or entering into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Acquisition Proposal, if the following conditions are satisfied:

                                    (i) neither the Company nor any of its
         Affiliated Persons shall have violated any of the restrictions set forth in this Section 5.08 with respect to such Acquisition Proposal;

                                    (ii) the Company's board of directors has
         determined in good faith that such Acquisition Proposal constitutes a Superior Proposal after it has received (A) the advice of its outside legal counsel and (B) a written opinion of a nationally-recognized investment banking firm, acting as the Company's financial advisors;

                                    (iii) the Company has provided written
         notice to the Buyer of (A) the determination by the Company's board of directors that such Acquisition Proposal constitutes a Superior Proposal, (B) the reasons for such determination and (C) the Company's intent to enter into such letter of intent, agreement in principle, acquisition agreement or similar agreement related to such Acquisition Proposal at least five (5) days prior to entering into such letter of intent, agreement in principle, acquisition agreement or similar agreement related to such Acquisition Proposal;

                                    (iv) within 48 hours of the Buyer's receipt
         of the notice required by Section 5.08(e)(iii), the Buyer has not submitted a Matching Proposal to the Company; and

                                    (v) after the expiration of the 48-hour
         period required by Section 5.08(e)(iv), the Company pays to the Buyer by wire transfer of immediately available funds the payment required by
         Section 7.03(a).

                  (f) For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer, written or oral, from any Person relating to any direct or indirect acquisition or purchase of a business of the Company or 5% or more of the assets of the Company or shares of stock of any class of equity securities of the Company, any tender offer or exchange offer for any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transaction contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means any Acquisition Proposal, the terms of which are more favorable to the stockholders of the Company than the terms of the Merger as set forth in this

Agreement, provided, however, that any such offer shall not be deemed to be a Superior Proposal if the consummation of the transactions contemplated by such offer is subject to any financing contingency. For purposes of this Agreement, "Matching Proposal" means a proposal by Buyer, if any, made after receipt by Buyer of the notice required by Section 5.08(e)(iii), the terms of which are at least as favorable to the stockholders of the Company as the terms of the Superior Proposal identified in such notice.



         SECTION 5.09. Continuing Director and Officer Indemnification.

         (a) After the Effective Time, Buyer will cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been at any time to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (the "Company Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after the Effective Time (the "Company Indemnified Liabilities") and (ii) all Company Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted by law to indemnify its own directors, officers and employees. In the event any Company Indemnified Party is or becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Date, Buyer shall, or shall cause the Surviving Corporation to, pay expenses in advance of the final disposition of any such action or proceeding to each Company Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 67 of the Massachusetts Business Corporation Law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Company Indemnified Party (whether arising before or after the Effective Time), (i) the Company Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation, (ii) Buyer shall, or shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received, and (iii) Buyer and the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, that neither Buyer nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Company Indemnified Party wishing to claim indemnification under this Section 5.09 upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Buyer and the Surviving Corporation (but the failure to so notify the Buyer or the Surviving Corporation shall not relieve the Buyer or the Surviving Corporation from any liability it may have under this Section 5.09 except to the extent such failure materially prejudices such party), and shall deliver to Buyer and the Surviving Corporation the undertaking contemplated by Section 67 of the MBCL. The Company Indemnified Parties as a group may retain only one law firm, which law firm shall be reasonably acceptable to Buyer, to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Company Indemnified Parties, in which case, the Buyer shall only pay an amount equal to the aggregate reasonable fees and expenses of all of the Company Indemnified Parties divided by the number of law firms, each of which must be reasonably acceptable to Buyer, engaged by the Company Indemnified Parties on such issue.

         (b) For a period of six years from and after the Effective Time, the Buyer will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to the indemnification provisions in the Company's articles of organization and by-laws existing as in effect on the date hereof with respect to the Company's directors and officers.

         (c) The provisions of this Section 5.09 are intended to be for the benefit of, and shall be enforceable by each Company Indemnified Party, his or her heirs and representative and may not be amended, altered or repealed without the prior written consent of the affected Company Indemnified Party.

         (d) For a period of six years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain in effect a directors and officers liability insurance policy covering those persons who are currently covered by the Company's directors and officers liability insurance policy with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage; provided, that in no event shall the Buyer or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by the Company for such coverage.

         SECTION 5.10. Stockholder Meeting. The Company covenants and agrees that no later than 48 hours after the date hereof, the Company will send the Proxy Statement and Notice to Stockholders attached hereto as Exhibit I calling a Special Meeting of stockholders of the Company (the "Meeting") to vote upon the approval of this Agreement.

         SECTION 5.11. Employee Matters.

         (a) Buyer shall cause each employee of the Company or any of its Subsidiaries who was an employee of the Company or any of its Subsidiaries immediately prior to the Closing and who continues to be employed by the Company, the Buyer or any Affiliate of the Company or the Buyer following the Closing Date (each, a "Continuing Employee") to be covered under a qualified plan that complies with Sections 401(a) and 401(k) of the Code ("Buyer's 401(k) Plan") effective immediately after the Closing and shall cause Buyer's 401(k) Plan to accept rollovers of any distribution to any Continuing Employee from the Company 401(k) Plan, including rollovers of loans to a Continuing Employee from the Company 401(k) Plan.

         (b) From and after the Closing, with respect to each employee benefit plan, program or arrangement of Buyer or any Affiliate of Buyer in which any Continuing Employee participates, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for vacation entitlement (but not for accrual of pension or 401(k) benefits), service with the Company or any of its Subsidiaries shall be treated as service with Buyer or such Affiliate; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or is otherwise not permitted under the applicable plan, practice or policy of Buyer. Until the Termination Date, Continuing Employees shall be eligible to participate in the same or comparable welfare benefit plans of the Buyer in which similarly-situated employees of the Buyer participate; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or is otherwise not permitted under the applicable plan, practice or policy of Buyer. Such service also shall apply, to the extent permitted under the applicable plan, for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each such plan, to the extent permitted under the applicable plan, shall waive pre-existing condition limitations to the same extent waived under the applicable plan of the Company.

                                   ARTICLE VI

                                   CONDITIONS

         SECTION 6.01. Conditions to the Buyer's and Acquisition Sub's Obligations. The obligation of the Buyer and Acquisition Sub to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by the Buyer, at or before the Closing Date, of the following conditions:

                  (a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct, in each case as of the Closing (except to the extent such representations speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failures to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; (ii) except as otherwise waived in writing by the Buyer, the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; (iii) except as set forth in
Section 5.01(a)(v) of the Disclosure Schedule, since December 31, 2001, the business of the Company shall have been conducted only in the ordinary course and consistent with past practice; and (iv) the Buyer and Acquisition Sub shall have received a certificate signed by the Chief Executive Officer and Vice President of Finance and Administration of the Company to such effect.

                  (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement (collectively, the "Restraints") that would reasonably be expected to have a Company Material Adverse Effect or that would reasonably be expected to have an adverse effect on the operations of the Buyer shall have been issued and be in effect (provided that the parties hereto shall use their commercially reasonable efforts to have any such Restraints vacated or lifted), nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity, seeking any of the foregoing be pending; nor shall any action have been taken or any statute, rule, regulation or order have been enacted, entered or enforced or be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of the transactions contemplated hereby illegal, prohibits their consummation.

                  (c) No Material Adverse Change. There shall not have occurred any event, circumstance or other matter which, individually or together with all other such events, circumstances or matters, has had or would reasonably be expected to have a Company Material Adverse Effect.

                  (d) Consents. All consents listed on Schedule 6.01(d) hereto required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained and delivered to the Buyer in a form and substance satisfactory to the Buyer.

                  (e) Employees. An executed Key Employee Agreement in the form of Exhibit J hereto shall be signed by each of the Key Employees listed on
Schedule 6.01(e)(i) hereto and such Key Employees shall continue to be employed by the Company as of the Closing Date; and an executed Significant Employee Agreement in the form of Exhibit J hereto, shall be signed by at least 90% of the Significant Employees listed on Schedule 6.01(e)(ii), to be mutually agreed to by the Buyer and the Company within ten days of the date hereof, with such agreement not to be unreasonably withheld by either party, and at least 90% of such Significant Employees shall continue to be employed by the Company as of the Closing Date.

                  (f) Opinion of the Company's Counsel. The Company shall have delivered to the Buyer an opinion of the Company's counsel, Testa, Hurwitz & Thibeault LLP, dated the Closing Date, substantially in the form attached hereto as Exhibit K.

                  (g) Assignment of Intellectual Property. The Company shall have delivered to the Buyer currently effective agreements previously executed by all current and former personnel (including employees, agents, consultants and contractors), other than the employees of the Company listed in Section 6.01(g) of the Disclosure Schedule, assigning to the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising.

                  (h) Voting Agreement. The Voting Agreement attached hereto as Exhibit A shall be in full force and effect.

                  (i) Termination of Employment Agreement. The Company shall have delivered to the Buyer (A) an executed Termination of Employment Agreement in the form of Exhibit L hereto from each of the individuals listed on Schedule 6.01(i)(A) hereto and (B) an executed amendment to the letters of employment, substantially in the form attached as Exhibit M, for each of the individuals listed on Schedule 6.01(i)(B) hereto.

                  (j) Restricted Stock Agreement. The Company shall have delivered to the Buyer an executed Restricted Stock Agreement in the form of Exhibit N hereto from each of the individuals set forth on Schedule 6.01(j) hereto.

                  (k) Dissenters' Rights. Holders of no more than 5% of the total outstanding shares of Common Stock (calculated after giving effect to the conversion of the Series A Stock into Common Stock) of the Company shall have properly indicated their intention to exercise dissenters' rights.

                  (l) Escrow Agreement. The Company, the Escrow Agent and the Stockholder Representative shall have each delivered to the Buyer the executed Escrow Agreement.

         SECTION 6.02. Conditions to the Company's Obligation. The obligation of the Company to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by the Company at or before the Closing Date, of the following conditions:

                  (a) Representations, Warranties and Covenants. Each of the representations and warranties of the Buyer and Acquisition Sub contained in this Agreement shall be true and correct, in each case as of the Closing (except to the extent such representations speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failures to be true and correct (without regard to materiality qualifications contained therein), in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Buyer or Acquisition Sub to consummate the transactions contemplated by this Agreement; the Buyer and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing; and the Company shall have received a certificate signed by an authorized officer of the Buyer to such effect.

                  (b) No Material Adverse Change. There shall not have occurred any event, circumstance or other matter which, individually or together with all other such events, circumstances or matters, has had or would reasonably be expected to have a material adverse effect on the ability of the Buyer or Acquisition Sub to consummate the transactions contemplated by this Agreement.

                  (c) Restricted Stock Agreement. The Buyer shall have delivered to the Company an executed Restricted Stock Agreement referred to in Section 6.01(j).

                  (d) Escrow Agreement. The Buyer shall have delivered to the Company the executed Escrow Agreement.

                                   ARTICLE VII

                                   TERMINATION

         SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

                  (a) by the Company or the Buyer if, without fault of the terminating party, the Closing shall not have occurred on or before April 20, 2002;

                  (b) by the Buyer or the Company if any court of competent jurisdiction or governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling shall have become final and nonappealable;

                  (c) at any time with the mutual written consent of the Buyer and the Company;

                  (d) by the Buyer, in its sole discretion, if the Company or any of its Affiliated Persons violates any of the requirements or restrictions set forth in Section 5.08 in any material respect or (ii) the Company's board of directors determines to exercise its rights under Section 5.08(d);

                  (e) by the Company, in its sole discretion, if the Company determines to exercise its rights under Section 5.08(e); provided that the Company has complied with all of the requirements of Section 5.08(e), and has, as a prerequisite to termination of this Agreement pursuant to this Section 7.01(e), made the payment called for by Section 7.03(a).

         SECTION 7.02. Effect of Termination.If this Agreement is terminated as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without liability on the part of any party, its directors, officers or stockholders, other than the provisions of this Section 7.02, Section 5.05 as it relates to expenses, Section 7.03 and Article X (to the extent applicable to such sections). Nothing contained in this Agreement shall relieve any party from liability for any material breach of this Agreement occurring before such termination.

         SECTION 7.03. Termination Fees; Expenses.(a) Notwithstanding Section
5.05 hereof, if this Agreement is terminated by the Buyer pursuant to Section 7.01(d), or by the Company pursuant to Section 7.01(e), then the Company shall make a cash payment to the Buyer (in addition to any fee payable pursuant to Section 7.03(b)) by wire transfer to the account listed on Schedule 7.03 hereto in immediately available funds in an amount equal to the aggregate amount of all fees and expenses of the Buyer and Acquisition Sub (such amount to be provided by the Buyer promptly in response to a request by the Company) incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby (including all fees and expenses of all brokers, investment bankers, agents, representatives, counsel and accountants) that have been paid or that may become payable by or on behalf of the Buyer or Acquisition Sub, plus an amount equal to $8,500,000 (collectively, the "Topping Damages").

         (b) If (i) this Agreement is terminated pursuant to Section 7.01(a) and
(ii) on such date, an Acquisition Proposal has been disclosed, announced, commenced, submitted or made prior thereto and, within one year from the date of termination of this Agreement, the Company shall enter into an acquisition agreement or similar binding agreement (an "Alternative Agreement") related to, or consummate, any Acquisition Proposal, then the Company shall, immediately prior to entering into such Alternative Agreement, make a cash payment to the Buyer in an amount equal to the Topping Damages.

                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION

         SECTION 8.01. Survival of Company Obligations.

         (a) Except as provided in this Article VIII and Article IX, the representations and warranties of the Company in this Agreement or any document delivered pursuant hereto shall survive the Closing for a period beginning on the Closing Date and ending on the Escrow Release Date, except that the representations and warranties in Sections 3.02, 3.03 and 3.26 hereof shall survive the Closing until the 30-month anniversary of the Closing Date (the "Termination Date"). The representations and warranties of the Stockholders in any document delivered pursuant hereto shall survive the Closing for a period beginning on the Closing Date and ending on the Escrow Release Date, except that the representations and warranties (the "Ownership LT Representations") in Sections (a) and (c) of the Letter of Transmittal delivered by each Stockholder shall survive the Closing until the Termination Date.

         (b) The covenants and agreements of the Company and the Stockholders in this Agreement or any document delivered pursuant hereto shall survive the Closing pursuant to which they were made and shall be fully effective and enforceable for the periods therein indicated or where not indicated, forever.

         SECTION 8.02. Stockholders' Obligation to Indemnify.

         (a) Except for matters covered by Article IX, subsequent to the Closing, the Stockholders shall indemnify and hold harmless the Buyer, Acquisition Sub and the Company and their respective directors, officers, employees, agents, affiliates and assigns (collectively, the "Buyer Indemnified Persons") from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys' fees, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing (collectively, "Losses") suffered or incurred by any Buyer Indemnified Person based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach (without regard to any materiality or Company Material Adverse Effect qualifications contained therein) of any representation or warranty of the Company in this Agreement or in any document delivered pursuant hereto or thereto, (ii) any inaccuracy in or breach (without regard to any materiality or Company Material Adverse Effect qualifications contained therein) of any representation or warranty of any of the Stockholders in any document delivered pursuant hereto, (iii) any breach (without regard to any materiality or Company Material Adverse Effect qualifications contained therein) of any covenant or agreement of the Company in this Agreement or any document delivered pursuant hereto prior to the Closing, (iv) any breach (without regard to any materiality or Company Material Adverse Effect qualifications contained therein) of any covenant or agreement of any of the Stockholders in any document delivered pursuant hereto, (v) any attempt to exercise any appraisal rights under the MBCL (such Losses, the "Dissenters' Rights Losses"); (vi) any inaccuracy in or breach (without regard to any qualification in the Disclosure Schedule) of any representation or warranty of the Company in Section 3.25(f) (the "Inventions Assignment Agreement Losses"); (vii) any matter disclosed in Section 8.02(a)(vii) of the Disclosure Schedule (the "Special Indemnity"); or (viii) any matter disclosed in Section 3.08(i) of the Disclosure Schedule (the "Billing Indemnity").

         (b) No indemnification shall be payable, and no claim shall be made, pursuant to Section 8.02(a) with respect to any inaccuracy or breach of any representation or warranty or breach of any covenant or agreement after termination thereof in accordance with Section 8.01, except with respect to claims made prior to such termination pursuant to Section 8.07 but not then resolved (such representation, warranty, covenant or agreement surviving only with respect to such claim until resolution of such claim).

         SECTION 8.03. Limitations on Stockholder Indemnification.

         (a) The limitations of Sections 8.02(b), 8.03(c) and 8.03(d) shall not apply in the case of a fraudulent or intentional misrepresentation or breach by the Company (prior to the Closing) or any of the Stockholders; provided, however, that no Stockholder shall be liable for the fraudulent or intentional misrepresentation or breach by any other Stockholder, in such other Stockholder's capacity as a Stockholder (whether or not fraudulent or intentional).

         (b) The indemnification obligation of the Stockholders pursuant to Sections 8.02(a)(i) or (iii) shall be several in proportion to their respective percentage interest in the Escrow Account as set forth on Schedule 8.03(b) hereto. The indemnification obligation of each Stockholder pursuant to Sections 8.02(a)(ii) or (iv) shall be applicable only to his, her or its representations, warranties, covenants or agreements.

         (c) Except as provided in Article IX and other than for any Dissenters' Rights Losses, any Inventions Assignment Agreement Losses, the Special Indemnity, the Billing Indemnity, any Losses due to any breach of the representations and warranties in Sections 3.02, 3.03 and 3.26 hereof or of the Ownership LT Representations, and subject to the provisions of Section 8.03(a), the Stockholders shall have no obligation to indemnify any Buyer Indemnified Person pursuant to Section 8.02(a) unless and until the aggregate amount of the Losses subject thereto exceed $500,000 (the "Deductible Amount"), after which the obligation of the Stockholders shall be to indemnify the Buyer Indemnified Persons to the extent such Losses exceed the Deductible Amount. The Stockholders shall have no obligation to indemnify any Buyer Indemnified Person pursuant to Section 8.02(a) for a claim related to the Billing Indemnity unless and until the aggregate amount of the Losses subject thereto exceed $30,000 (the "Billing Deductible Amount"), after which the obligation of the Stockholders shall be to indemnify the Buyer Indemnified Persons to the extent such Losses exceed the Billing Deductible Amount.

         (d) Except as provided in Article IX and other than for any Dissenters' Rights Losses, any Inventions Assignment Agreement Losses, any Losses due to any breach of the representations and warranties in Sections 3.02, 3.03, 3.26 hereof or of the Ownership LT Representations, and subject to the provisions of Section 8.03(a), the indemnification obligations under Section 8.02(a) shall be limited, with respect to each Stockholder, to such Stockholder's percentage interest (which shall be equal to such Stockholder's percentage interest in the Escrow Account as set forth on Schedule 8.03(b)) in the Escrow Amount.

         (e) (i) For all Losses due to any breach of the representations and warranties in Sections 3.02 and 3.03 hereof or of the Ownership LT Representations, of for any Inventions Assignment Agreement Losses, the indemnification obligations under Section 8.02(a) shall be limited, with respect to each Stockholder, to such Stockholder's proportionate share (which shall be equal to such Stockholder's percentage interest in the Escrow Account as set forth on Schedule 8.03(b)) of the aggregate of all such Losses. (ii) For all Dissenters' Rights Losses and all Losses due to any breach of the representations and warranties in Section 3.26, or for Losses due to a fraudulent or intentional misrepresentation or breach by the Company, the indemnification obligations under Section 8.02(a) (taken together with such Stockholder's obligations under Article VIII and Article IX) shall be limited, with respect to each Stockholder, to such Stockholder's proportionate share (which shall be equal to such Stockholder's percentage interest in the Escrow Account as set forth on Schedule 8.03(b)) of the aggregate consideration payable to all Stockholders pursuant to this Agreement; provided, however, that in the event the Buyer elects to waive the condition set forth in Section 6.01(k), the obligation of the Stockholders with respect to Dissenters' Rights Losses shall be to indemnify the Buyer Indemnified Persons only for an amount equal to the Dissenters' Rights Losses times a fraction equal to five percent divided by the percentage of the outstanding shares of Common Stock that is entitled to receive the dissenters' rights.

         (f) Any claims for indemnification pursuant to this Article VIII or
Article IX shall be satisfied first from the Escrow Account prior to satisfying claims directly from the Stockholders.

         (g) Each Buyer Indemnified Person shall have the obligation to take commercially reasonable efforts to mitigate any Losses.

         SECTION 8.04. Survival of Buyer Obligations.

         (a) The representations and warranties of the Buyer and Acquisition Sub in this Agreement or any document delivered pursuant hereto shall survive the Closing for a period beginning on the Closing Date and ending on the Escrow Release Date.

         (b) The covenants and agreements of the Buyer and Acquisition Sub in this Agreement or any document delivered pursuant hereto shall survive the Closing and shall be fully effective and enforceable for the periods therein indicated or where not indicated, forever.

         SECTION 8.05. Buyer Obligation to Indemnify.

         (a) Subsequent to the Closing, the Buyer shall indemnify and hold harmless the Stockholders and their respective directors, officers, partners and employees (collectively, the "Stockholder Indemnified Persons") from and against all Losses suffered or incurred by any Stockholder Indemnified Person based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach (without regard to any materiality or material adverse effect qualifications contained therein) of any representation or warranty of the Buyer and Acquisition Sub in this Agreement or any document delivered pursuant hereto or
(ii) any breach of any covenant or agreement of the Buyer and Acquisition Sub in this Agreement, or any document delivered pursuant hereto.

         (b) No indemnification shall be payable, and no claim shall be made, pursuant to Section 8.05(a) with respect to any inaccuracy or breach of any representation or warranty or breach of any covenant or agreement after termination thereof in accordance with Section 8.04, except with respect to claims made prior to such termination pursuant to Section 8.07, but not then resolved (such representation, warranty, covenant or agreement surviving only with respect to such claim until resolution of such claim).

         SECTION 8.06. Limitations on Buyer Indemnification.

         (a) The limitations of Sections 8.05(b) and 8.06(b) shall not apply in the case of a fraudulent or intentional misrepresentation or breach by the Buyer or Acquisition Sub or, with respect to actions taken by the Company after the Closing Date, the Company.

         (b) Other than for any Losses due to any breach by the Buyer or Acquisition Sub of (i) their respective payment obligations under Article II or
(ii) the representations, warranties, covenants and agreements in Sections 4.01 and 4.06, the Buyer shall have no obligation to indemnify any Stockholder Indemnified Person pursuant to Section 8.05(a) unless and until the aggregate amount of the Losses subject thereto exceed the Deductible Amount, after which the obligation of the Buyer shall be to indemnify the Stockholder Indemnified Person to the extent such Losses exceed the Deductible Amount.

         (c) Except as provided in Sections 8.06(a) and 8.06(d), the indemnification obligations of the Buyer under Section 8.05(a) shall be limited to the Escrow Amount.

         (d) For all Losses due to any breach by the Buyer or Acquisition Sub of
(i) their respective payment obligations under Article II or (ii) the representations, warranties, covenants and agreements in Section 4.06, the indemnification obligations of the Buyer under Section 8.05(a) shall be limited to the aggregate consideration payable to all Stockholders pursuant to this Agreement. For all Losses due to any breach by the Buyer or Acquisition Sub of the representations, warranties, covenants and agreements contained in Section 4.01, the indemnification obligations of the Buyer under Section 8.05(a) shall be limited to the total aggregate amount of such Losses.

         (e) Each Stockholder Indemnified Person shall have the obligation to take commercially reasonable efforts to mitigate any Losses.

         SECTION 8.07. Procedures Relating to Indemnification.

         (a) An indemnified Person under Sections 8.02(a) or 8.05(a) (the "Indemnified Party") shall give prompt written notice to the indemnifying party (the "Indemnifying Party") of any Loss in respect of which such Indemnified Party is seeking indemnification under Sections 8.02(a) or 8.05(a), specifying in reasonable detail the nature of such Loss, the section or sections of this Agreement to which the Loss relates, and the amount of such Loss (or if not then determinable, its best estimate of the amount of such Loss), except that any delay or failure to so notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure. Any such notice given by any Indemnified Party under this Section 8.07(a) shall be given to the Stockholder Representative.

         (b) If a Loss is suffered or incurred for or on account of or arises from or in connection with any demand, claim, suit, action, cause of action, investigation or inquiry by a Third Party (a "Third Party Claim"), the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in such Third Party Claim and participate in such defense thereof at its own expense. The Indemnifying Party shall not, without the Indemnified Party's consent, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim. If the Indemnifying Party fails to assume the defense of any Third Party Claim within 20 business days after notice thereof, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party at any time prior to the compromise, settlement or final determination thereof. No Indemnified Party shall, without the Indemnifying Party's consent, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim unless such Indemnified Party has undertaken the defense, compromise or settlement in accordance with this Section 8.07(b) and the consent, compromise or settlement of such Third Party Claim requires solely money damages to be paid by the Indemnifying Party, and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnifying Party from all liability in respect of such Third Party Claim. If an Indemnifying Party refuses to pay, in whole or in part, any Loss suffered or incurred for or on account of or arising from or in connection with any Third Party

Claim with respect to which an Indemnified Party has undertaken the defense, compromise or settlement in accordance with this Section 8.07(b) within 20 business days of receipt of notice from such Indemnified Party of such Loss, the matter shall be resolved in accordance with Section 10.09.

         (c) With respect to any Loss (other than any Loss suffered or incurred for or on account of or arising from or in connection with any Third Party Claim), the Indemnifying Party shall have 20 business days from receipt of notice from the Indemnified Party of such Loss within which to respond thereto. If the Indemnifying Party does not respond within such 20 business day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such Loss. If the Indemnifying Party notifies the Indemnified Party within such 20 business day period that it rejects such Loss, in whole or in part, the matter shall be resolved in accordance with Section 10.08.

         SECTION 8.08. Exclusive Remedy. Except as set forth in Article IX hereof, the indemnification provided in this Article VIII shall be the sole and exclusive remedy available to (i) the Buyer Indemnified Persons against the Company, the Stockholders or any of their respective Affiliates and (ii) the Stockholder Indemnified Persons against the Buyer or Acquisition Sub, in each case, for any claim under this Agreement, any document delivered pursuant hereto or otherwise related to the transactions contemplated hereby or thereby.

         SECTION 8.09. Stockholder Representative.

         (a) In order to administer the transactions contemplated by the Agreement, including the indemnification obligations of the Stockholders under this Article VIII and Article IX, the Stockholders, by signature hereto and by their acceptance of the Cash Payment, hereby designate and appoint Mark E. Atkins as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Stockholder (in such capacity, the "Stockholder Representative").

         (b) By their approval of this Agreement at the Meeting, the Stockholders will thereby agree to and accept the provisions of this Article VIII and Article IX and authorize the Stockholder Representative to represent the Stockholders, and their successors, with respect to all matters arising under this Agreement, including (i) to take all action necessary in connection with the indemnification obligations of the Stockholders under this Article VIII and Article IX, including the defense or settlement of any claims and the making of payments with respect thereto, (ii) to give and receive all notices required to be given under this Agreement and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders by the Stockholder Representative pursuant to this Agreement.

         (c) In the event that Mark E. Atkins dies, becomes unable to perform his responsibilities as Stockholder Representative or resigns from such position, then from and after such event Venetia Kontogouris shall serve as the Stockholder Representative. In the event that Venetia Kontogouris dies or becomes unable to perform his responsibilities as Stockholder

Representative or resigns from such position, the Stockholders having an aggregate of greater than 50% ownership interest in the Company prior to the Closing as set forth on Schedule 8.03(b) hereto shall select another representative to fill such vacancy and such substituted Stockholder Representative shall be deemed to be the Stockholder Representative for all purposes of this Agreement.

         (d) All decisions and actions by the Stockholder Representative, including any agreement between the Stockholder Representative and the Buyer relating to indemnification obligations of the Stockholders under this Article VIII and Article IX, including the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. The Stockholder Representative shall incur no liability to the Stockholders with respect to any action taken or suffered by the Stockholder Representative in reliance upon any notice, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for any other action or inaction with respect to the indemnification obligations of the Stockholders under this
Article VIII and Article IX, including the defense or settlement of any claims and the making of payments with respect thereto, except to the extent resulting from the Stockholder Representative's own willful misconduct. The Stockholder Representative may, in all questions arising under this Agreement rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Stockholder Representative shall not be liable to the Stockholders.

         (e) The Buyer and Acquisition Sub shall be able to rely conclusively on the instructions and decisions of the Stockholder Representative with respect to the indemnification obligations of the Stockholders under this Article VIII and
Article IX, including the defense or settlement of any claims or the making of payments with respect thereto, or as to any other actions required or permitted to be taken by the Stockholder Representative hereunder, and no party hereunder shall have any cause of action against the Buyer or Acquisition Sub to the extent the Buyer or Acquisition Sub have relied upon the instructions or decisions of the Stockholder Representative.

         (f) The Stockholders acknowledge and agree that the Stockholder Representative may incur costs and expenses on behalf of the Stockholders in his capacity as Stockholder Representative ("Representative Expenses"). Each of the Stockholders agrees to pay the Stockholder Representative, promptly upon demand by the Stockholder Representative therefor, a percentage of any Representative Expenses equal to such Stockholder's percentage interest set forth on Schedule 8.03(b) hereto, provided that no Stockholder shall be required to pay, in the aggregate, Representative Expenses in an amount in excess of the consideration received by such Stockholder. The Stockholder Representative shall be entitled to reimbursement of his expenses from the Escrow Account prior to the Buyer or Acquisition Sub for the first $150,000 of such expenses. Thereafter, the Stockholder Representative shall only be entitled to reimbursement of his expenses from the Escrow Account after all amounts to which the Buyer or Acquisition Sub has become entitled have been paid to the Buyer or Acquisition Sub.

                                   ARTICLE IX

                                   TAX MATTERS

         SECTION 9.01. Tax Indemnification.

         (a) From and after the Closing Date, the Stockholders shall indemnify and hold harmless the Buyer Indemnified Persons from and against any Taxes imposed on, and any costs and expenses (including reasonable attorneys' and accountants' fees and expenses) incurred by, any Buyer Indemnified Person (i) with respect to Taxes of the Company and its Subsidiaries for any taxable period ending on or prior to the Closing Date (a "Pre-Closing Period") (except with respect to Taxes actually withheld or collected from employee wages and in the Company's possession pending payment to a Governmental Authority as of the Closing Date as set forth on Schedule 9.01(a), an estimate of which is provided in the Disclosure Schedule to be updated at the Closing) (with no duplication for amounts previously paid to the Buyer under Section 2.15); (ii) with respect to Taxes of the Company and its Subsidiaries for any taxable period beginning before the Closing Date and ending after the Closing Date (a "Straddle Period") (except with respect to Taxes actually withheld or collected from employee wages and in the Company's possession pending payment to a Governmental Authority as of the Closing Date as set forth on Schedule 9.01(a), an estimate of which is provided in the Disclosure Schedule to be updated at the Closing), but only with respect to the portion of such Straddle Period ending on and including the Closing Date and in the manner provided in Section 9.01(b) hereof (such portion, a "Pre-Closing Straddle Period") (with no duplication for amounts previously paid to the Buyer under Section 2.15); (iii) with respect to Transfer Taxes as described in Section 9.03; and (iv) as a result of any breach or inaccuracy in any representation contained in Section 3.10 of this Agreement (which, for avoidance of doubt, shall survive for 30 months after the Closing) or any covenant set forth in this Article IX. The indemnification obligation of the Stockholders pursuant to this Section 9.01(a) shall be several, and not joint, in proportion to their respective percentage interests in the Escrow Account as set forth on Schedule 8.03(b) hereto.

         (b) For purposes of calculating any Taxes which relate to a Straddle Period, the Closing Date shall be treated as the last day of a taxable period, and the portion of any such Tax that is allocable to the taxable period that is so deemed to end on and include the Closing Date: (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, transfer, assignment or distribution of property (real or personal, tangible or intangible), shall be deemed equal to the amount which would be payable if the period for which such Tax is assessed ended on and included the Closing Date, and (ii) in the case of Taxes other than Taxes described in clause (i) hereof and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on the basis of the number of days in the annual period elapsed through and including the Closing Date as compared to the number of days in the annual period after the Closing Date.

         SECTION 9.02. Tax Returns.

         (a) The Buyer shall, or shall cause the Company to, timely prepare and file, or cause to be prepared and filed, all Tax Returns of the Company due after the Closing Date for all taxable periods ending on or prior to the Closing Date ("Pre-Closing Tax Returns"). At least fifteen (15) days prior to the filing of any such Pre-Closing Tax Return (taking into account any applicable extensions), Buyer shall, or shall cause the Company to, provide the Stockholder Representative a copy of such Tax Return. Such Tax Returns shall be prepared or completed in a manner consistent with the prior practice of the Company, except as otherwise required by law or regulation or otherwise agreed to by the Stockholder Representative prior to filing thereof. No Tax Return shall be filed without the Stockholder Representative's prior consent, which shall not be unreasonably withheld. The Stockholders shall satisfy their indemnification obligation with respect to such Pre-Closing Tax Returns first by a release of cash from the Escrow Account not more than ten (10) days after receipt by the Stockholder Representative of a copy of such Tax Return and thereafter by direct payment to the Buyer.

         (b) The Buyer shall timely prepare and file, or cause to be prepared and filed, all Tax Returns of the Company other than those Tax Returns provided for in Section 9.02(a) hereof. Subject to Sections 9.01 and 9.03, the Buyer shall pay or cause to be paid all Taxes shown to be due and payable thereon. At least fifteen (15) days prior to the filing of any Tax Return of the Company (taking into account any applicable extensions) for any Straddle Period, the Buyer shall provide the Stockholder Representative with a copy of such Tax Return, accompanied by a statement calculating in reasonable detail the Stockholders' indemnification obligation pursuant to Section 9.02(a) hereof. If for any reason the Stockholder Representative does not agree with Buyer's calculation of the Stockholders' indemnification obligation, the Stockholder Representative shall notify the Buyer of such disagreement within five (5) days of receiving a copy of such Tax Return and the Buyer's calculation, and such dispute shall be resolved pursuant to the Tax Dispute Resolution Mechanism. To the extent the Stockholder Representative agrees with the amount of the Stockholders' indemnification obligation, the Stockholders shall pay to the Buyer first by a release of cash from the Escrow Account not more than ten (10) days after the Stockholder Representative's receipt of such Tax Return and Buyer's calculation and thereafter by direct payment to the Buyer.

         SECTION 9.03. Transfer Taxes. The Stockholders shall be liable for, and shall pay when due, any transfer, gains, documentary, sales, use, registration, stamp, value-added or other similar Taxes payable in connection with any of the transactions contemplated under this Agreement and the Company shall file all necessary Tax Returns with respect to all such Taxes. The Company shall provide the Stockholder Representative a copy of such Tax Returns within fifteen (15) days of the transfer. No Tax Return shall be filed without the Buyer's consent, which shall not be unreasonably withheld. If the parties are unable to resolve disputes regarding such Tax Returns, the disputes shall be resolved pursuant to the Tax Dispute Resolution Mechanism.

         SECTION 9.04. Tax Contests. If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, administrative or court proceeding, suit, dispute or other claim is delivered, sent, commenced or initiated to or against the Company by any Governmental Authority with respect to Taxes (a "Tax Claim") for which the Buyer is entitled to indemnification from the Stockholders, the Buyer shall promptly notify the Stockholder

Representative in writing of the Tax Claim. Except as otherwise provided in this
Section 9.04, if any Tax Claim is delivered, sent, commenced or initiated against the Company by any Governmental Authority, the Buyer shall be entitled to control, defend, settle, compromise or contest such Tax Claim but shall not enter into any settlement or other disposition of any such Tax Claim that relates to a Straddle Period without the Stockholder Representative's prior written consent, which consent shall not be unreasonably withheld. If such Tax Claim relates to a Pre-Closing Period, the Stockholder Representative shall be entitled to control, defend, settle, compromise, or contest such Tax Claim; provided, however, that, notwithstanding anything to the contrary in this Agreement, (i) at its own cost and expense, the Buyer shall have the right to participate in (but not control) the defense of such Tax Claim; (ii) the Stockholder Representative shall keep the Buyer fully informed of any proceedings, events and developments related to or in connection with such Tax Claim; (iii) the Buyer shall be entitled to receive promptly copies of all correspondence and documents related to such Tax Claim; and (iv) the Stockholder Representative shall consult with the Buyer and shall not enter into any settlement or other disposition of any such Tax Claim without the Buyer's prior written consent, which consent shall not be unreasonably withheld.

         SECTION 9.05. Cooperation on Tax Matters. The Buyer, the Company and the Stockholders agree to cooperate by furnishing or causing to be furnished to each other, upon request, as promptly as practicable, such assistance and information (including access to books and record) relating to the Company as is reasonably necessary for the preparation and filling of any Tax Return of the Company, for the preparation and conduct of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to Taxes of the Company. Such assistance shall include making employees and representatives of the Buyer, the Company and the Stockholders available to the other parties upon reasonable request during normal business hours and in a manner that does not interfere unreasonably with the conduct of the business of Buyer, the Company, the Stockholders or their Affiliates. The Buyer, the Company and the Stockholders agree to retain or cause to be retained all books and records pertinent to the Company until 90 days after the expiration (giving effect to any valid extensions, waivers and tolling periods) of the applicable statute of limitations and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Authority. The Buyer, the Company and the Stockholders shall cooperate with each other in the conduct of any Tax audit or other proceedings involving Taxes of the Company and each shall execute and deliver such powers of attorney and other documents that are reasonably requested to carry out the intent of this subsection. Any information obtained under this Section 9.05 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns, claims for refund or in conducting an audit or other proceeding.

         SECTION 9.06. Tax Dispute Resolution Mechanism. Wherever in this Agreement it is provided that a dispute shall be resolved pursuant to the "Tax Dispute Resolution Mechanism," the parties shall cooperate in good faith to resolve such dispute between them; however, if the parties are unable to resolve such dispute, such dispute shall be resolved as follows: The parties shall submit the dispute to a jointly selected "Big Five" accounting firm (the "Settlement Accountants") for resolution, which resolution shall be final, conclusive and binding on the parties. If the Buyer and the Stockholder Representative cannot jointly agree on the

Settlement Accountants, the Buyer and the Stockholder Representative shall each submit to their respective accountants the name of an accounting firm that does not at the time and that has not in the prior two years provided services to the Stockholder Representative or the Buyer or any of their respective affiliates, and the Settlement Accountants shall be selected by lot from these two firms. Notwithstanding anything in this Agreement to the contrary, the fees and expenses relating to any dispute as to the amount of Taxes owed by either of the parties shall be paid by the Buyer and the Stockholders in proportion to each party's respective liability for the portion of the Taxes in dispute, as determined by the Settlement Accountants.

         SECTION 9.07. Survival of Tax Provisions. Notice with respect to any claim to be made pursuant to this Article IX hereof must be given to the Indemnifying Party no later than the Termination Date.

         SECTION 9.08. Exclusivity. Notwithstanding any other provision of this Agreement, all matters under this Agreement relating to Taxes shall be governed solely by this Article IX; provided, however, that (i) the indemnification obligations of the Stockholders under this Article IX shall be several, and not joint, in proportion to their respective percentage interests as set forth on
Schedule 8.03(b) hereto and (ii) the indemnification obligations of each Stockholder pursuant to this Article IX (taken together with all of such Stockholder's obligations under Section 8.03(e)(ii)) shall in no event exceed such Stockholder's proportionate share (which shall be equal to such Stockholder's percentage interest in the Escrow Account as set forth on Schedule 8.03(b)) of the aggregate consideration payable to all Stockholders pursuant to this Agreement.

         SECTION 9.09. Characterization of Payments. Any payments made under
Article VIII and Article IX of this Agreement shall be treated for all Tax purposes as adjustments to the consideration payable under this Agreement to holders of capital stock and options and warrants to purchase capital stock of the Company and no party or any of its Affiliates shall take any position on a Tax Return or in any proceeding with any Governmental Authority contrary to such treatment, unless otherwise required by law effective subsequent to the Closing Date.

                                    ARTICLE X

                                  MISCELLANEOUS

         SECTION 10.01. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in Person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

         (a) if to the Buyer or Acquisition Sub to:

                  Ascential Software Corporation
                  50 Washington Street
                  Westboro, Massachusetts 01581-1021

                  Attention:        General Counsel
                  Telephone:        508-366-3888
                  Facsimile:        508-389-8766

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  One Beacon Street
                  Boston, MA  02108-3194
                  Attention:        Louis A. Goodman
                  Telephone:        617-573-4800
                  Facsimile:        617-573-4822

                  (b) if to the Company, the Stockholders or the Stockholder Representative, to:


                  Vality Technology Incorporated
                  100 Summer Street, 15th Floor
                  Boston, Massachusetts 02110

                  Attention:        Mark E. Atkins
                  Telephone:        617-338-0300
                  Facsimile:        617-338-0338

                  and

                  Mark E. Atkins
                  4 Longfellow Place
                  Suite 3701
                  Boston, Massachusetts 02114

                  Telephone:        617-338-0300
                  Facsimile:        617-457-0820
                  with a copy to:

                  Testa, Hurwitz & Thibeault, LLP
                  125 High Street
                  Boston, Massachusetts  02110

                  Attention:        Mark J. Macenka
                  Telephone:        617-248-7000
                  Facsimile:        617-248-7100

         Any party may by notice given in accordance with this Section 10.1 to the other parties designate another address or Person for receipt of notices hereunder.

         SECTION 10.02. Entire Agreement. This Agreement, including the exhibits and schedules hereto and the other documents delivered pursuant hereto and thereto, contains the entire agreement among the parties with respect to the transactions contemplated by this Agreement and related transactions, and supersedes all prior agreements, written or oral, with respect thereto (including the Term Sheet dated January 30, 2002 between the Buyer and the Company).

         SECTION 10.03. Amendment. This Agreement may not be amended except by an instrument signed by the Buyer and the Company.

         SECTION 10.04. Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

         SECTION 10.05. Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of laws thereof.

         SECTION 10.06. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto, except that the Buyer and Acquisition Sub may assign their rights under this Agreement to any Subsidiaries of the Buyer.

         SECTION 10.07. Counterparts. This Agreement may be executed at one or more Closings and in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         SECTION 10.08. Other Remedies; Specific Performance. Except as provided in Article VIII and Article IX, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 10.09. Arbitration. Except with respect to Article IX or an action seeking specific performance or another equitable remedy, any dispute relating to or arising out of this Agreement, or to a breach of this Agreement, arising among the parties or their successors, shall be finally settled by arbitration before a single neutral arbitrator (the "Neutral Arbitrator") in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"), as supplemented by the supplementary Procedures for Large Complex Disputes (the "Rules"), then in effect (modified only as herein expressly provided). The arbitrators shall be experienced with regard to complex commercial disputes of the type for which arbitration is being sought. The Buyer and the Stockholder Representative shall in good faith seek to mutually agree on the identity of the Neutral Arbitrator within fifteen business days of the commencement of arbitration by either of them. In the event the Neutral Arbitrator is not selected within the time periods set forth in the immediately preceding sentence, the Neutral Arbitrator shall be appointed in accordance with the Rules without delay. Each party must continue to perform its respective obligations under this Agreement and under each of the agreements referred to herein despite the existence of the controversy. The arbitration proceeding, including the rendering of an award, shall take place in Boston, Massachusetts and be administered by the AAA. The Neutral Arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the Neutral Arbitrator shall be binding on the parties hereto or their successors and any judgment rendered by such arbitrators may be enforced by any court of competent jurisdiction. Each party shall bear its own expenses in connection with such arbitration unless (a) otherwise ordered by the arbitrator or (b) the arbitration relates to a claim for indemnification under Sections 8.02(a) or 8.05(a) and (i) the Neutral Arbitrator decides that the Indemnified Party seeking indemnification is entitled to less than one-half of the amount of the Loss sought at the time the matter was submitted to arbitration, in which case, the Indemnified Party shall pay its own expenses, the fee of each arbitrator, the administrative fee of the AAA, and the reasonable attorneys' fees and costs incurred by the other party in, and to prepare for, the arbitration or (ii) the arbitrators decide that the Indemnified Party seeking indemnification is entitled to one-half or more of the amount of the Loss sought at the time the matter was submitted to arbitration, in which case, the Indemnifying Party shall pay its own expenses, the fee of each arbitrator, the administrative fee of the AAA, and the reasonable attorneys' fees and costs incurred by the other party in, and to prepare for, the arbitration.

                      [REMAINDER INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.


                              ASCENTIAL SOFTWARE CORPORATION


                              By:      /s/ Peter Gyenes
                                   ---------------------------------------------
                                    Name:   Peter Gyenes
                                    Title:  Chairman and Chief Executive Officer



                              VALITY TECHNOLOGY INCORPORATED


                              By:      /s/ Mark Atkins
                                   ---------------------------------------------
                                   Name:   Mark Atkins
                                   Title:  Chairman, President and Chief
                                           Executive Officer



                              By:      /s/ Mark Atkins
                                   ---------------------------------------------
                                   Name:   Mark Atkins
                                   Title:  Treasurer



                              VENUS ACQUISITION CORPORATION


                              By:      /s/ Peter Fiore
                                   ---------------------------------------------
                                   Name:   Peter Fiore
                                   Title:  President and Chief Executive Officer



                              By:      /s/ Robert McBride
                                   ---------------------------------------------
                                   Name:   Robert McBride
                                   Title:  Treasurer and Chief Financial Officer


                                       1